       INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT.

                                                FILED PURSUANT TO RULE 424(B)(5)
                                                      REGISTRATION NO. 333-34253
                SUBJECT TO COMPLETION, DATED SEPTEMBER 22, 1997
PROSPECTUS SUPPLEMENT
(TO PROSPECTUS DATED SEPTEMBER 10, 1997)
                                  $125,000,000

                                     [LOGO]
                   % CONVERTIBLE SUBORDINATED NOTES DUE 2004
                                ----------------
                      INTEREST PAYABLE APRIL   AND OCTOBER
                              -------------------
    The   % Convertible Subordinated Notes due 2004 (the "Notes") are
convertible into Common Stock, par value $.01 per share, of the Company ("Common Stock") at any time after 90 days following the original issuance thereof and prior to maturity, unless previously redeemed, at a conversion rate of shares per $1,000 principal amount (the "Conversion Rate"), subject to adjustment in certain events. See "Description of the Notes--Conversion of Notes."
    The Common Stock is listed on the New York Stock Exchange ("NYSE") under the symbol "CHO." On September 19, 1997, the last reported sale price of the Common Stock as reported on the New York Stock Exchange was $36 1/4 per share.
    Interest on the Notes at the rate of   % per annum on the principal amount
is payable on April   and October   in each year commencing April   , 1998.
    The Notes are not redeemable by the Company prior to October   , 2000.
Thereafter, the Notes will be redeemable on at least 30 days' notice at the option of the Company, in whole or in part, at any time, at a Redemption Price as set forth herein, together with accrued and unpaid interest, to the date of redemption. The Notes may also be redeemed at the option of the holder if there is a Change in Control (as defined herein) at a Redemption Price for each Note equal to 100% of the principal amount thereof, together with accrued and unpaid interest, up to the Change in Control Purchase Date (as defined herein), subject to adjustment in certain circumstances. See "Description of the Notes-- Redemption at the Option of Holders."
    The Notes are general, unsecured obligations of the Company, subordinated in right of payment to all Senior Indebtedness (as defined herein) of the Company, and are subordinated by operation of law to all liabilities (including trade payables) of the Company's subsidiaries. The Indenture (as defined herein) pursuant to which the Notes will be issued will not restrict the incurrence of Senior Indebtedness or other Indebtedness (as defined herein) by the Company or its subsidiaries. At June 30, 1997, on a pro forma basis, the Company would have had an aggregate of approximately $439.9 million of Senior Indebtedness. See "Description of the Notes."
                          ---------------------------

    It is expected that the Notes will be listed on the New York Stock Exchange.
                          ---------------------------
    Concurrent with this offering of Notes by the Company (the "Convertible Notes Offering"), the Company and certain stockholders of the Company (the "Selling Stockholders") are offering an aggregate of 5,273,518 shares of Common Stock (6,064,545 shares if the over-allotment option to the underwriters is exercised in full) by a separate prospectus supplement (the "Equity Offering" and, together with the Convertible Notes Offering, the "Offerings"). The consummation of the Convertible Notes Offering is not contingent upon consummation of the Equity Offering or vice versa.
                          ---------------------------
    FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED IN CONNECTION WITH AN INVESTMENT IN THE NOTES, SEE "RISK FACTORS" BEGINNING ON PAGE S-6 OF THIS PROSPECTUS SUPPLEMENT AND PAGE 4 OF THE ACCOMPANYING PROSPECTUS.

  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES
    AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON
       THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS SUPPLEMENT OR THE
         ACCOMPANYING PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS
                             A CRIMINAL OFFENSE.



                                                    PRICE TO           UNDERWRITERS' DISCOUNTS         PROCEEDS TO
                                                    PUBLIC(1)            AND COMMISSIONS(2)            COMPANY(3)
Per Note....................................          100%
Total Offering(4)...........................      $125,000,000

(1) Plus accrued interest, if any, from the date of issuance.
(2) The Company has agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended. See "Underwriting."
(3) Before deducting expenses payable by the Company estimated at $250,000.
(4) The Company has granted to the Underwriters an option, exercisable within 30 days of the date hereof, to purchase up to an additional $18,750,000 aggregate principal amount of the Notes at the Price to Public less Underwriting Discounts and Commissions to cover over-allotments, if any. If the Underwriters exercise the option in full, the total Price to Public, Underwriting Discounts and Commissions and Proceeds to Company will be
    $         , $         and $         , respectively. See "Underwriting."
                            ------------------------
    The Notes are offered, subject to prior sale, when, as and if accepted by the Underwriters and subject to certain conditions. It is expected that delivery of the Notes will be made in book-entry form through the facilities of The
Depository Trust Company on October   , 1997 against payment therefor in
immediately available funds.
                          ---------------------------
LEHMAN BROTHERS
          BT ALEX. BROWN
                    GOLDMAN, SACHS & CO.
                              MERRILL LYNCH & CO.
                                         MONTGOMERY SECURITIES
                                                   SMITH BARNEY INC.
                            ------------------------
      , 1997.

                        [PHOTOGRAPHS/MAPS AND CAPTIONS]

Certain persons participating in this offering may engage in transactions that stabilize, maintain, or otherwise affect the price of the Notes. Such transactions may include the purchase of Notes prior to the pricing of this offering for the purpose of maintaining the price of the Notes, the purchase of Notes following the pricing of this offering to cover a syndicate short position in the Notes or for the purpose of maintaining the price of the Notes, and the imposition of penalty bids. For a description of these activities, see "Underwriting."

                               PROSPECTUS SUMMARY

    THE FOLLOWING SUMMARY IS QUALIFIED IN ITS ENTIRETY BY THE MORE DETAILED INFORMATION AND FINANCIAL STATEMENTS APPEARING ELSEWHERE OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS. UNLESS THE CONTEXT OTHERWISE REQUIRES, REFERENCES HEREIN TO "CAPSTAR" OR THE "COMPANY" INCLUDE CAPSTAR HOTEL COMPANY AND ITS SUBSIDIARIES (INCLUDING THE COMPANY'S SUBSIDIARY OPERATING PARTNERSHIPS, THROUGH WHICH THE COMPANY OPERATES ALL OF ITS BUSINESSES).

                                  THE COMPANY

    CapStar Hotel Company is a leading owner and manager of upscale, full-service hotels in the United States and Canada. CapStar currently owns and/or manages 69 hotels which contain 15,449 rooms (the "Hotels"). Of the Hotels, the Company owns and manages 41 upscale, full-service hotels which contain 10,521 rooms (the "Owned Hotels") and manages an additional 28 hotels owned by third parties which contain 4,928 rooms (the "Managed Hotels"). The Owned Hotels are located in major metropolitan areas or rapidly growing secondary cities and are well-located within these markets. The Owned Hotels include hotels operated under nationally recognized brand names such as Hilton-Registered Trademark-, Sheraton-Registered Trademark-,
Westin-Registered Trademark-, Marriott-Registered Trademark-, Doubletree-Registered Trademark- and Embassy Suites-Registered Trademark-. The Company's business strategy is to opportunistically acquire hotel properties with the potential for cash flow growth and to renovate, reposition and operate each hotel according to a business plan specifically tailored to the characteristics of the hotel and its market.

    CapStar is one of the fastest growing owner/operators of upscale, full-service hotels in North America, having more than tripled its hotel portfolio since its initial public offering in August 1996 (the "IPO"). Since June 30, 1997, the Company has continued to expand its portfolio by completing the purchase of nine upscale, full-service hotels containing 2,481 rooms for an aggregate purchase price, including planned initial renovations (the "Acquisition Cost"), of $248.0 million. Additionally, the Company has entered into an agreement with affiliates of Medallion Hotels, Inc. ("Medallion Hotels") to acquire a portfolio of six upscale, full-service hotels containing 1,960 rooms (the "Medallion Portfolio") for an Acquisition Cost of $167.5 million, consisting of a purchase price of $150.0 million and proposed renovations of $17.5 million. The Company has also entered into two contracts and a letter of intent to acquire three additional hotels containing 556 rooms for an Acquisition Cost of $58.1 million (the "Additional Acquisitions"). The Company believes that its acquisitions represent attractive investment opportunities because (i) they are located in major metropolitan or growing secondary markets and are well-located within these markets, (ii) they were acquired at significant discounts to replacement cost, and (iii) they have attractive current returns and potential for significant revenue and cash flow growth through implementation of the Company's operating strategy.

    As a fully integrated owner and manager, CapStar intends to capitalize on its management experience and expertise by continuing to make opportunistic acquisitions of full-service hotels, securing additional management contracts and improving the operating performance of the Hotels. The Company's senior management team, with an average of 19 years of lodging industry experience, has successfully managed hotels in all segments of the lodging industry, with particular emphasis on upscale, full-service hotels. Since the inception of the Company's management business in 1987, the Company has achieved consistent revenue and portfolio growth, even during periods of relative industry weakness. The Company attributes its management success to its ability to analyze each hotel as a unique property and identify those particular cash flow growth opportunities which each hotel presents. The Company's principal operating objectives are to generate higher revenue per available room ("RevPAR"), to increase average daily rates ("ADR") and to increase net operating income while providing its hotel guests with high-quality service and value.

    In addition to the acquisition or proposed acquisition of hotels, since the IPO, the Company has invested in two joint ventures and, including the management contract associated with these joint ventures, the Company has entered into ten new long-term management agreements. The Company expects to form additional joint ventures and strategic alliances with institutional and private hotel owners to invest in future acquisitions, and to secure additional fee management arrangements. See "Special Note Regarding Forward-Looking Statements."

    The Company believes that the upscale, full-service segment of the lodging industry is the most attractive segment in which to own, manage and acquire hotels and further believes that there are currently many attractive opportunities to acquire properties in this segment of the industry at prices below replacement cost. The upscale, full-service segment is attractive for several reasons. First, the Company expects that there will be no significant increases in the supply of upscale, full-service hotels in the next several years because the cost of new construction generally does not justify new hotel development. Second, upscale, full-service hotels appeal to a wide variety of customers, thus reducing the risk of decreasing demand from any particular customer group. Additionally, such hotels have particular appeal to both business executives and upscale leisure travelers, customers who are generally less price sensitive than travelers who use limited-service hotels. Finally, full-service hotels require a greater depth of management expertise than limited-service hotels, and the Company believes that its superior management skills provide it with a significant competitive advantage in their operation.

                              RECENT DEVELOPMENTS

RECENT ACQUISITIONS

    Since June 30, 1997, the Company has completed the purchase of nine upscale, full-service hotels containing 2,481 rooms for an Acquisition Cost of $248.0 million. These nine hotels are located in cities such as: Austin, Texas; Chicago, Illinois; Palm Springs, California; Philadelphia, Pennsylvania; and Washington, D.C.

    The Company has entered into an agreement with Medallion Hotels to acquire the Medallion Portfolio for an Acquisition Cost of $167.5 million, consisting of a purchase price of $150.0 million and proposed renovations of $17.5 million. The Medallion Portfolio consists of six upscale, full-service hotels with 1,960 rooms, located in cities such as Austin, Texas, Dallas, Texas, Houston, Texas, Louisville, Kentucky and Oklahoma City, Oklahoma. Two of the hotels are operated under the Hilton flag, three are operated as Medallion hotels and one is operated as an independent hotel. One of the hotels includes a contiguous 83-room limited-service hotel. Consistent with its operating strategy, the Company is evaluating conditions in each hotel's local market and intends to affiliate certain of the Medallion hotels with upscale national franchises upon consummation of the acquisition. For a description of the hotels in the Medallion Portfolio, see "--The Properties."

    The Company has also entered into two contracts and a letter of intent to acquire the Additional Acquisitions, including: the 204-room Embassy Suites Tucson International Airport in Tucson, Arizona, for an Acquisition Cost of $14.7 million, the 151-room Detroit Metro Airport Hilton Suites in Detroit, Michigan, for an Acquisition Cost of $15.9 million and the 201-room Governor Morris Hotel & Conference Center in Morristown, New Jersey, for an Acquisition Cost of $27.5 million. The Company also intends to affiliate the Governor Morris Hotel & Conference Center with an upscale national franchise upon consummation of the acquisition.

FINANCING ACTIVITIES

    In July 1997, the Company entered into a $450.0 million senior secured credit facility (the "1997 Credit Facility") with Lehman Brothers Holdings Inc. ("Lehman Holdings"), BankBoston, N.A., Bankers Trust Company and Wells Fargo Bank, N.A., as agents (together, the "Banks"). The 1997 Credit Facility is structured as a $350.0 million, 5-year revolving credit facility and a $100.0 million, 7-year term loan facility. Borrowings under the 1997 Credit Facility bear interest at variable rates. At September 19, 1997, the 1997 Credit Facility had an aggregate outstanding balance of $235.2 million and bore interest at a weighted average rate of 7.27%. The proceeds of the 1997 Credit Facility have been and will be used to fund new acquisitions, repay outstanding indebtedness and for general corporate purposes.

    In August 1997, the Company completed the offering of $150.0 million aggregate principal amount of its 8 3/4% senior subordinated notes due 2007 (the "Subordinated Notes"), generating net proceeds of approximately $145.0 million to the Company.

    In August 1997, the Company entered into a $100.0 million non-recourse credit facility (the "Non-Recourse Facility") with Lehman Holdings. The Non-Recourse Facility has an 18-month term and bears interest at a rate of between 175 and 270 basis points over 30-day LIBOR, based on certain debt service ratios. At September 19, 1997, the Company had borrowed $52.8 million under the Non-Recourse Facility.

                                 THE PROPERTIES

    The following table sets forth certain information for each of the Owned Hotels, the Medallion Portfolio and the Additional Acquisitions for the twelve months ended June 30, 1997:

                                                                                                 TWELVE MONTHS ENDED
                                                                                                    JUNE 30, 1997
                                                                                             ----------------------------
                                                                                   GUEST     AVERAGE DAILY     AVERAGE
HOTEL                                                         LOCATION             ROOMS         RATE         OCCUPANCY
----------------------------------------------------  ------------------------  -----------  -------------  -------------
OWNED HOTELS

Orange County Airport Hilton........................  Irvine, CA                       290     $   81.53           69.7%
Doubletree Resort...................................  Palm Springs, CA                 289         76.12           52.2
Sacramento Hilton...................................  Sacramento, CA                   326         80.46           72.8
San Pedro Hilton....................................  San Pedro, CA                    226         65.52           68.1
Santa Barbara Inn...................................  Santa Barbara, CA                 71        135.14           79.5
Holiday Inn-Registered Trademark-...................  Colorado Springs, CO             201         62.06           73.8
Sheraton Hotel......................................  Colorado Springs, CO             502         69.71           73.6
Embassy Suites Denver...............................  Englewood, CO                    236        106.39           74.0
Embassy Row Hilton..................................  Washington, D.C.                 195        116.74           67.4
Georgetown Inn......................................  Washington, D.C.                  95        138.10           69.3
The Latham Hotel....................................  Washington, D.C.                 143        114.35           73.9
Westin Atlanta Airport..............................  Atlanta, GA                      496         81.58           75.5
Jekyll Inn..........................................  Jekyll Island, GA                265         60.00           47.2
Radisson Hotel & Suites.............................  Chicago, IL                      341        133.03           76.5
Radisson Hotel......................................  Schaumburg, IL                   202         78.41           75.0
Doubletree Guest Suites.............................  Indianapolis, IN                 137         83.67           73.6
Radisson Plaza......................................  Lexington, KY                    367         76.18           62.4
Lafayette Hilton & Towers...........................  Lafayette, LA                    328         72.12           74.4
Holiday Inn Sports Complex..........................  Kansas City, MO                  163         66.00           75.3
Sheraton Airport Plaza..............................  Charlotte, NC                    226         87.37           67.8
Four Points Hotel...................................  Cherry Hill, NJ                  213         72.73           61.1
Marriott Hotel......................................  Somerset, NJ                     434        109.50           73.4
Holiday Inn.........................................  Tinton Falls, NJ                 171         75.48           69.6
Doubletree Hotel....................................  Albuquerque, NM                  294         77.84           66.7
Holiday Inn.........................................  Cleveland, OH                    237         72.95           67.7
Great Valley Sheraton...............................  Frazer, PA                       154         94.88           74.2
Embassy Suites Center City..........................  Philadelphia, PA                 288        123.92           76.3
Doubletree Hotel....................................  Austin, TX                       350         81.67           75.0
Arlington Hilton....................................  Arlington, TX                    310         83.44           72.1
Holiday Inn Select..................................  Dallas, TX                       348         61.72           61.6
Radisson Hotel......................................  Dallas, TX                       305         61.77           72.7
Houston Southwest Hilton............................  Houston, TX                      293         72.54           60.7
Westchase Hilton & Towers...........................  Houston, TX                      295         92.20           79.1
Salt Lake Airport Hilton............................  Salt Lake City, UT               287         80.78           75.5
Arlington Hilton....................................  Arlington, VA                    209        111.76           75.3
National Airport Hilton.............................  Arlington, VA                    386        104.71           56.7
Bellevue Hilton.....................................  Bellevue, WA                     180        100.75           80.6
Holiday Inn Calgary Airport.........................  Calgary, Alberta                 170         51.72           66.7
Sheraton Hotel......................................  Guildford, B.C.                  280         70.83           75.2
Holiday Inn-Metrotown...............................  Vancouver, B.C.                  100         74.04           87.8
Ramada-Registered Trademark- Vancouver Centre.......  Vancouver, B.C.                  118         71.85           80.5
                                                                                -----------  -------------          ---
    Subtotal/Weighted Average--Owned Hotels.........                                10,521     $   85.33           70.3%

MEDALLION PORTFOLIO

Seelbach Hotel......................................  Louisville, KY                   321     $  107.13           63.6%
Medallion Hotel.....................................  Oklahoma City, OK                399         70.82           46.7
Austin Hilton & Towers..............................  Austin, TX                       320         74.04           69.5
Medallion Hotel.....................................  Dallas, TX                       289         92.43           52.6
Medallion Hotel.....................................  Houston, TX                      382         81.45           52.7
Midland Hilton & Towers.............................  Midland, TX                      249         70.66           56.4
                                                                                -----------  -------------          ---
    Subtotal/Weighted Average--Medallion
      Portfolio.....................................                                 1,960     $   83.05           56.5%

ADDITIONAL ACQUISITIONS

Embassy Suites Tucson International Airport.........  Tucson, AZ                       204     $   73.98           81.0%
Detroit Metro Airport Hilton Suites.................  Detroit, MI                      151         80.83           84.9
Governor Morris Hotel & Conference Center...........  Morristown, NJ                   201        123.59           61.5
                                                                                -----------  -------------          ---
    Subtotal/Weighted Average--Additional
      Acquisitions..................................                                   556     $   90.79           75.0%
                                                                                -----------  -------------          ---
    Total/Weighted Average..........................                                13,037     $   85.31           68.4%
                                                                                -----------  -------------          ---
                                                                                -----------  -------------          ---

                                  THE OFFERING

Securities Offered...........  $125,000,000 aggregate principal amount of    % Convertible
                               Subordinated Notes due 2004 (the "Notes") (excluding an
                               additional $18,750,000 principal amount if the Underwriters'
                               over-allotment option is exercised in full). See
                               "Description of the Notes."

Interest.....................  % per annum on the principal amount, payable semiannually in arrears in cash on April and October of each year,
                               commencing April   , 1998.

Conversion...................  Each Note will be convertible, at the option of the holder, at any time after 90 days following the latest date of
                               original issuance thereof through maturity, unless
                               previously redeemed or otherwise purchased by the Company,
                               into Common Stock at the conversion rate of       shares per
                               $1,000 principal amount of the Notes (the "Conversion
                               Rate"). The Conversion Rate will be subject to adjustment
                               upon the occurrence of certain events affecting the Common
                               Stock. See "Description of the Notes--Conversion of Notes."

Subordination................  The Notes will be subordinated to all existing and future
                               Senior Indebtedness (as defined herein) and PARI PASSU with the Company's Indebtedness (as defined herein) that is not
                               Senior Indebtedness. Under the definition of Senior
                               Indebtedness, Indebtedness which is subordinated to the 1997
                               Credit Facility would be considered Senior Indebtedness. The
                               Notes will also be effectively subordinated to all
                               Indebtedness and liabilities of subsidiaries of the Company.
                               At June 30, 1997, on a pro forma basis, the Company had
                               approximately $439.9 million of outstanding Senior
                               Indebtedness. The Company will use the net proceeds of the sale of the Notes to fund the acquisition of certain hotel properties and to repay a portion of the borrowings
                               outstanding under the 1997 Credit Facility. The Indenture
                               (as defined herein) does not prohibit or limit the
                               incurrence of additional Senior Indebtedness. See "Risk
                               Factors" and "Use of Proceeds."

Sinking Fund.................  None.

Redemption by Company........  The Notes are not redeemable by the Company prior to October
                                 , 2000. Subject to the foregoing, the Notes will be
                               redeemable on at least 30 days, notice at the option of the
                               Company, in whole or in part, at any time, at a Redemption
                               Price as set forth in "Description of the Notes," together with accrued and unpaid interest to the date of the
                               redemption.

Change of Control............  Upon the occurrence of any Change of Control (as defined herein) in the Company occurring prior to the maturity of
                               the Notes, each holder shall have the right, at such
                               holder's option, to require the Company to purchase all or any part (PROVIDED that the principal amount is $1,000 or an integral multiple thereof) of such holder's Notes at a
                               Redemption Price equal to 100% of the principal amount
                               thereof, together with accrued and unpaid interest up to the
                               Change in Control Purchase Date (as defined herein), subject to adjustment in

                               certain circumstances. See "Description of the Notes--Redemption at the Option of Holders."

Use of Proceeds..............  The net proceeds from the issuance of the Notes will be used to fund the acquisition of certain hotel properties and to repay borrowings outstanding under the 1997 Credit Facility.
                               See "Use of Proceeds."

Listing......................  It is expected that the Notes will be listed on the New York
                               Stock Exchange.

Concurrent Offering..........  Concurrent with the Convertible Notes Offering, the Company and certain selling stockholders are offering by a seperate prospectus supplement an aggregate of 5,273,518 shares of
                               Common Stock. The consummation of the Equity Offering is not contingent upon the consummation of the Convertible Notes
                               Offering or vice versa.

Risk Factors.................  In addition to the other information in this Prospectus, prospective purchasers of the Notes should carefully
                               consider the matters set forth under "Risk Factors."

                                  RISK FACTORS

SUBORDINATION

    The Notes will be unsecured and subordinated in right of payment in full to all existing and future Senior Indebtedness of the Company. Under the definition of Senior Indebtedness, Indebtedness which is subordinated to the 1997 Credit Facility would be considered Senior Indebtedness. As a result of such subordination, in the event of bankruptcy, liquidation or reorganization of the Company or upon acceleration of the Notes due to an Event of Default (as defined in the Indenture), the assets of the Company would be available to pay obligations on the Notes only after all Senior Indebtedness had been paid in full, and there might not be sufficient assets remaining to pay amounts due on any or all of the Notes then outstanding. The Notes are structurally subordinated to the liabilities, including trade payables, of the Company subsidiaries. The Indenture does not prohibit or limit the incurrence of Senior Indebtedness or the incurrence of other Indebtedness and other liabilities by the Company or its subsidiaries, and the incurrence of additional Indebtedness and other liabilities by the Company or its subsidiaries could adversely affect the Company's ability to pay its obligations on the Notes. At June 30, 1997, on a pro forma basis, the Company had approximately $439.9 million of outstanding Senior Indebtedness. The Company anticipates that from time to time it will incur additional Indebtedness, including Senior Indebtedness, and that its subsidiaries will from time to time incur other additional Indebtedness and liabilities. See "Description of the Notes--Subordination of Notes" and "Use of Proceeds."

LIMITATIONS ON REDEMPTION OF NOTES

    Upon a Change of Control, each holder of Notes will have certain rights, at the holder's option, to require the Company to redeem all or a portion of such holder's Notes. If a Change of Control were to occur, there can be no assurance that the Company would have sufficient funds to pay the Redemption Price of all Notes tendered. Any future credit agreements or other agreements (including those relating to Senior Indebtedness) may contain provisions restricting the purchase or redemption of the Notes. In the event a Change of Control occurs at a time when the Company is prohibited from purchasing or redeeming the Notes, the Company could seek the consent of its lenders to the purchase of the Notes or could attempt to refinance the borrowings that contain such prohibition. If the Company does not obtain such a consent or repay such borrowings, the Company would remain prohibited from purchasing or redeeming Notes. In such case, the Company's failure to redeem tendered Notes would constitute an Event of Default under the Indenture, which might, in turn, constitute a default under the terms of agreements relating to other Indebtedness that the Company may enter into from time to time. In such circumstances, the subordination provisions in the Indenture would likely restrict payments to the holders of the Notes. See "Description of the Notes--Redemption at the Option of Holders."

ABSENCE OF PUBLIC MARKET FOR THE NOTES

    Prior to the Convertible Notes Offering, there has been no trading market for the Notes. Although the Underwriters have advised the Company that they currently intend to make a market in the Notes, they are not obligated to do so and may discontinue such market making at any time without notice. In addition, such market making activity will be subject to the limits imposed by the Securities Act of 1933, as amended (the "Securities Act"), and the Securities Exchange Act of 1934, as amended (the "Exchange Act"). Accordingly, there can be no assurance that any market for the Notes will develop or, if one does develop, that it will be maintained. If an active market for the Notes fails to develop or be sustained, the trading price of such Notes could be materially adversely affected.

                                USE OF PROCEEDS

    The gross proceeds to the Company from the Convertible Notes Offering are estimated to be $125.0 million. The net proceeds of the Offerings will be used to fund the acquisition of the Medallion Portfolio and the Additional Acquisitions, to reduce outstanding indebtedness under the 1997 Credit Facility and for general corporate purposes. The indebtedness to be repaid bears interest at variable rates, with a weighted average annual rate of 7.21%, and matures on June 30, 2002.

                          PRICE RANGE OF COMMON STOCK

    The Common Stock has been listed on the NYSE since August 20, 1996 under the symbol "CHO." The following table sets forth for the periods indicated the high and low closing sale prices for the Common Stock on the NYSE.

                                                                                      PRICE
                                                                               --------------------
                                                                                 HIGH        LOW
                                                                               ---------  ---------
1997:
  Third Quarter (through September 19, 1997).................................  $      36  /16 $      3057/64
  Second Quarter (ended June 30, 1997).......................................         315/8        241/4
  First Quarter (ended March 31, 1997).......................................         281/8        193/8
1996:
  Fourth Quarter (ended December 31, 1996)...................................         195/8        167/8
  Third Quarter (ended September 30, 1996)...................................         183/8        161/2

    The last reported sale price of the Common Stock on the NYSE on September 19, 1997 was $36 1/4. As of September 19, 1997, there were approximately 51 holders of record of the Common Stock.

                                DIVIDEND POLICY

    The Company has not paid any cash dividends on the Common Stock and does not anticipate that it will do so in the foreseeable future. The Company intends to retain earnings to provide funds for the continued growth and development of the Company's business. The 1997 Credit Facility and the Subordinated Notes restrict the Company's ability to pay dividends on the Common Stock. Any determination to pay cash dividends in the future will be at the discretion of the Company's Board of Directors and will be dependent upon the Company's results of operations, financial condition, contractual restrictions and other factors deemed relevant by the Company's Board of Directors.

                                 CAPITALIZATION

    The following table sets forth the actual capitalization of the Company as of June 30, 1997 and pro forma to give effect to the 1997 Credit Facility, the Subordinated Notes, the Non-Recourse Facility (collectively, the "Prior Debt Financings"), the Offerings, and the acquisition of nine of the Owned Hotels since June 30, 1997, the Medallion Portfolio and the Additional Acquisitions (for a pro forma total of 50 hotels). The information below should be read in conjunction with the consolidated financial statements and notes thereto incorporated by reference into this Prospectus and the Unaudited Pro Forma Condensed Consolidated Financial Statements and notes thereto contained elsewhere in this Prospectus.

                                                                                       AS OF JUNE 30, 1997
                                                                                    -------------------------
                                                                                     HISTORICAL    PRO FORMA
                                                                                    ------------  -----------

                                                                                      (IN THOUSANDS, EXCEPT
                                                                                           SHARE DATA)
DEBT:
Senior secured credit facility....................................................  $    168,500   $      --
1997 Credit Facility..............................................................            --     182,183
Non-Recourse Facility.............................................................            --      52,750
Subordinated Notes................................................................            --     150,000
Convertible Notes.................................................................            --     125,000
Other debt........................................................................        66,495      16,495
                                                                                    ------------  -----------
Total debt........................................................................       234,995     526,428

Minority interest.................................................................        22,270      22,270

STOCKHOLDERS' EQUITY:
Preferred Stock ($.01 par value, 25,000,000 shares authorized, no shares issued or
  outstanding)....................................................................            --          --
Common Stock ($.01 par value, 49,000,000 shares authorized, 18,905,952 shares and
  22,905,952 shares, respectively, issued and outstanding)........................           189         229
Additional paid-in capital........................................................       303,564     440,184
Retained earnings.................................................................        12,142       5,695
Cumulative foreign currency translation adjustment................................          (420)       (420)
                                                                                    ------------  -----------
    Total stockholders' equity....................................................       315,475     445,688
                                                                                    ------------  -----------
    Total capitalization..........................................................  $    572,740   $ 994,386
                                                                                    ------------  -----------
                                                                                    ------------  -----------

                       SELECTED FINANCIAL AND OTHER DATA

    The following table sets forth selected historical and pro forma financial information for the Company. The Balance Sheet Data of the Company as of June 30, 1997, December 31, 1996, 1995 and 1994, and the Operating Results and Other Financial Data for the years ended December 31, 1996, 1995, 1994, 1993 and the six months ended June 30, 1997 and 1996 have been derived from the consolidated financial statements which are incorporated by reference into this Prospectus. The Operating Results and Other Financial Data for the year ended December 31, 1992 and the Balance Sheet Data as of June 30, 1996, December 31, 1993 and 1992 have been derived from financial statements not required to be included or incorporated by reference in this Prospectus. The following information should be read in conjunction with the consolidated financial statements and notes thereto for the Company and "Management's Discussion and Analysis of Financial Condition and Results of Operations" incorporated by reference into this Prospectus, and the Unaudited Pro Forma Condensed Consolidated Financial Statements and notes thereto included elsewhere in this Prospectus.

    The pro forma Operating Results, Other Financial Data and Operating Data for the year ended December 31, 1996 and the six months ended June 30, 1997 have been prepared as if the IPO, the March 1997 equity offering, the Prior Debt Financings (collectively, the "Prior Financings"), the Offerings, and the acquisition of all of the Owned Hotels, the Medallion Portfolio and the Additional Acquisitions had been consummated at the beginning of the periods presented, and the pro forma Balance Sheet Data as of June 30, 1997 have been prepared as if the Prior Debt Financings, the Offerings, and the acquisition of nine of the Owned Hotels since June 30, 1997, the Medallion Portfolio and the Additional Acquisitions had been consummated on such date. The pro forma financial information is not necessarily indicative of what the actual financial position and results of operations of the Company would have been as of and for the periods indicated, nor does it purport to represent the Company's future financial position and results of operations.

                                                                                                             SIX MONTHS
                                                       FISCAL YEAR ENDED DECEMBER 31,                      ENDED JUNE 30,
                                      ----------------------------------------------------------------  --------------------
                                                                                                PRO
                                                                                               FORMA
                                        1992       1993       1994       1995       1996      1996(A)     1996       1997
                                      ---------  ---------  ---------  ---------  ---------  ---------  ---------  ---------
                                                              (IN THOUSANDS, EXCEPT PER SHARE DATA)
OPERATING RESULTS:

Revenues:
  Rooms.............................  $       0  $       0  $       0  $  14,456  $  68,498  $ 269,755  $  28,120  $  79,254
  Food, beverage and other..........          0          0          0      7,471     36,949    131,597     12,989     34,676
  Office rental and other...........          0          0          0          0          0      6,197      3,059      5,664
  Management services and other.....      3,479      4,234      4,418      4,436      4,345      2,858      2,088      2,225
                                      ---------  ---------  ---------  ---------  ---------  ---------  ---------  ---------
      Total revenues................      3,479      4,234      4,418     26,363    109,792    410,407     46,256    121,819
                                      ---------  ---------  ---------  ---------  ---------  ---------  ---------  ---------
Operating expenses:
Departmental expenses:
  Rooms.............................          0          0          0      4,190     17,509     67,942      7,365     18,954
  Food, beverage and other..........          0          0          0      5,437     27,102    100,472     10,302     27,338
  Office rental and other...........          0          0          0          0          0      2,683      1,089      3,008
Undistributed operating expenses:
  Selling, general and
    administrative..................      2,836      4,065      4,508      8,078     20,448     75,844      9,457     19,839
  Property operating costs..........          0          0          0      3,934     17,151     70,184      7,497     19,024
  Depreciation and amortization.....         12         14         23      2,097      8,248     33,942      3,919      8,220
                                      ---------  ---------  ---------  ---------  ---------  ---------  ---------  ---------
      Total operating expenses......      2,848      4,079      4,531     23,736     90,458    351,067     39,629     96,383
                                      ---------  ---------  ---------  ---------  ---------  ---------  ---------  ---------
Net operating income (loss).........        631        155       (113)     2,627     19,334     59,340      6,627     25,436
Interest expense, net...............          0          0          0      2,414     12,346     37,184      7,290      8,440
Minority interest...................          0          0          0         18         39     (1,027)        69       (620)
Income tax provision(B).............          0          0          0          0      2,674      8,450          0      6,288
                                      ---------  ---------  ---------  ---------  ---------  ---------  ---------  ---------
Income (loss) before extraordinary
  item..............................        631        155       (113)       231      4,353     12,679       (594)    10,088
Extraordinary item(C)...............          0          0          0       (888)    (1,956)         0          0          0
                                      ---------  ---------  ---------  ---------  ---------  ---------  ---------  ---------
      Net income (loss).............  $     631  $     155  $    (113) $    (657) $   2,397  $  12,679  $    (594) $  10,088
                                      ---------  ---------  ---------  ---------  ---------  ---------  ---------  ---------
                                      ---------  ---------  ---------  ---------  ---------  ---------  ---------  ---------
Earnings per share from continuing
  operations........................         --         --         --         --  $    0.31  $    0.55         --  $    0.62
                                                                                  ---------  ---------             ---------
                                                                                  ---------  ---------             ---------


                                         PRO
                                        FORMA
                                       1997(A)
                                      ---------

OPERATING RESULTS:
Revenues:
  Rooms.............................  $ 146,195
  Food, beverage and other..........     69,811
  Office rental and other...........      3,061
  Management services and other.....      2,127
                                      ---------
      Total revenues................    221,194
                                      ---------
Operating expenses:
Departmental expenses:
  Rooms.............................     36,267
  Food, beverage and other..........     53,138
  Office rental and other...........      1,218
Undistributed operating expenses:
  Selling, general and
    administrative..................     37,782
  Property operating costs..........     36,958
  Depreciation and amortization.....     17,146
                                      ---------
      Total operating expenses......    182,509
                                      ---------
Net operating income (loss).........     38,685
Interest expense, net...............     18,486
Minority interest...................       (893)
Income tax provision(B).............      7,413
                                      ---------
Income (loss) before extraordinary
  item..............................     11,893
Extraordinary item(C)...............          0
                                      ---------
      Net income (loss).............  $  11,893
                                      ---------
                                      ---------
Earnings per share from continuing
  operations........................  $    0.52
                                      ---------
                                      ---------

                                                                                                            SIX MONTHS
                                                      FISCAL YEAR ENDED DECEMBER 31,                      ENDED JUNE 30,
                                     ----------------------------------------------------------------  --------------------
                                                                                               PRO
                                                                                              FORMA
                                       1992       1993       1994       1995       1996      1996(A)     1996       1997
                                     ---------  ---------  ---------  ---------  ---------  ---------  ---------  ---------
                                                             (IN THOUSANDS, EXCEPT OPERATING DATA)

OTHER FINANCIAL DATA:

EBITDA(D)..........................  $     643  $     169  $     (90) $   4,741  $  27,621  $  92,255  $  10,615  $  33,036
Net cash provided by (used in)
  operating activities.............         87       (101)        66      4,357     13,373     46,505      3,891      2,745
Net cash used in investing
  activities.......................        (65)       (24)       (41)  (116,573)  (225,251)  (816,864)   (95,625)  (164,567)
Net cash provided by (used in)
  financing activities.............       (219)       244          0    119,048    226,830    793,232     89,809    151,532
Ratio of earnings to fixed
  charges..........................         --         --         --        1.1x       1.5x       1.5x        --        2.7x

BALANCE SHEET DATA:

Total assets.......................  $     586  $   1,458  $   1,232  $ 132,650  $ 379,161         --  $ 231,736  $ 608,073
Total debt.........................          0          0          0     76,242    200,361         --    168,112    234,995
Stockholders' equity...............         --         --         --         --    160,715         --         --    315,475

OPERATING DATA:

Owned Hotels:
  Number of hotels.................         --         --         --          6         19         50         11         32
  Number of guest rooms............         --         --         --      2,101      5,166     13,037      3,307      8,040
  Total revenues (in thousands)....         --         --         --  $  21,927  $ 105,447  $ 401,352  $  44,168  $ 119,594
  Average occupancy................         --         --         --       72.3%      71.6%      67.9%      72.7%      74.5%
  ADR(E)...........................         --         --         --  $   71.58  $   82.84  $   82.48  $   80.56  $   86.04
  RevPAR...........................         --         --         --  $   51.75  $   59.31  $   55.97  $   58.57  $   64.08
All Hotels(F):
  Number of hotels(G)..............         34         34         39         46         47         --         --         --
  Number of guest rooms(G).........      5,918      5,971      5,847      7,895      9,785         --         --         --
  Total revenues (in thousands)....  $ 109,837  $ 123,124  $ 128,151  $ 170,888  $ 193,092         --         --         --


                                        PRO
                                       FORMA
                                      1997(A)
                                     ----------

OTHER FINANCIAL DATA:
EBITDA(D)..........................  $   54,938
Net cash provided by (used in)
  operating activities.............      13,424
Net cash used in investing
  activities.......................    (594,462)
Net cash provided by (used in)
  financing activities.............     564,835
Ratio of earnings to fixed
  charges..........................         2.0x
BALANCE SHEET DATA:
Total assets.......................  $1,032,885
Total debt.........................     526,428
Stockholders' equity...............     445,688
OPERATING DATA:
Owned Hotels:
  Number of hotels.................          50
  Number of guest rooms............      13,037
  Total revenues (in thousands)....  $  216,006
  Average occupancy................        70.1%
  ADR(E)...........................  $    87.38
  RevPAR...........................  $    61.29
All Hotels(F):
  Number of hotels(G)..............          --
  Number of guest rooms(G).........          --
  Total revenues (in thousands)....          --

------------------------------
(A) The pro forma Operating Results, Other Financial Data and Operating Data for the six months ended June 30, 1997 and the year ended December 31, 1996 have been prepared as if the Prior Financings, the Offerings, and the acquisition of all of the Owned Hotels, the Medallion Portfolio and the Additional Acquisitions had been consummated at the beginning of the periods presented, and the pro forma Balance Sheet Data as of June 30, 1997 have been prepared as if the Prior Debt Financings, the Offerings, and the acquisition of all of the Owned Hotels, the Medallion Portfolio and the Additional Acquisitions had been consummated on such date.

(B) No provision for federal income taxes is included in the historical data other than for 1996 and 1997 because the Company's predecessor entities, CapStar Management Company, L.P. and EquiStar Hotel Investors, L.P., were partnerships and all federal income tax liabilities were passed through to the individual partners.

(C) During 1995 and 1996, certain loan facilities were refinanced and the write-offs of deferred costs associated with the prior facilities were recorded as extraordinary losses.

(D) EBITDA represents earnings before interest, income taxes, depreciation and amortization. Management believes that EBITDA is a useful measure of operating performance because it is industry practice to evaluate hotel properties based on operating income before interest, income taxes, depreciation and amortization, which is generally equivalent to EBITDA, and EBITDA is unaffected by the debt and equity structure of the property owner. EBITDA does not represent cash flow from operations as defined by generally accepted accounting principles ("GAAP"), is not necessarily indicative of cash available to fund all cash flow needs and should not be considered as an alternative to net income under GAAP for purposes of evaluating the Company's results of operations.

(E) Represents total room revenues divided by total number of rooms occupied by hotel guests on a paid basis.

(F) Represents operating data for all hotels managed by the Company during all or a portion of the periods presented.

(G) As of December 31 for the periods presented.

        UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

    The Unaudited Pro Forma Condensed Consolidated Balance Sheet of the Company as of June 30, 1997 is presented assuming: (i) all of the Owned Hotels, the Medallion Portfolio and the Additional Acquisitions were owned at June 30, 1997 (for a pro forma total of 50 hotels) and (ii) the Prior Debt Financings, the Offerings and the application of the net proceeds therefrom were completed at June 30, 1997.

    The Unaudited Pro Forma Condensed Consolidated Statements of Operations of the Company for the six months ended June 30, 1997 and for the year ended December 31, 1996 are presented assuming: (i) all of the Owned Hotels, the Medallion Portfolio and the Additional Acquisitions were owned at the beginning of the periods presented (for a pro forma total of 50 hotels); and (ii) the Prior Financings, the Offerings and the application of the net proceeds therefrom were completed at the beginning of the periods presented.

    In management's opinion, all material adjustments necessary to reflect the transactions are presented in the pro forma adjustments columns, which are further described in the notes to the Unaudited Pro Forma Condensed Consolidated Financial Statements. The Unaudited Pro Forma Condensed Consolidated Financial Statements are not necessarily indicative of what the Company's financial position or results of operations actually would have been if all the Owned Hotels, the Medallion Portfolio and the Additional Acquisitions were, in fact, owned on such dates and if the Prior Financings and the Offerings occurred on such dates. Additionally, the pro forma information does not purport to project the Company's financial position or results of operations at any future date or for any future period. The Unaudited Pro Forma Condensed Consolidated Financial Statements should be read in conjunction with the consolidated financial statements and related notes thereto of the Company, which are incorporated by reference into this Prospectus.

                             CAPSTAR HOTEL COMPANY
            UNAUDITED PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET
                                 JUNE 30, 1997
                                 (IN THOUSANDS)

                                                                PRO FORMA ADJUSTMENTS
                                                  -------------------------------------------------
                                                                        MEDALLION
                                                    OWNED HOTELS      PORTFOLIO AND
                                                   AND PRIOR DEBT      ADDITIONAL
                                    HISTORICAL(A) FINANCINGS(B)(C)  ACQUISITIONS(C)(E) OFFERINGS(C)   PRO FORMA
                                    ------------  ----------------  -----------------  ------------  -----------
ASSETS

Cash and cash equivalents.........   $   11,489      $   (5,547)        $      --       $       --    $   5,942
Property and equipment, net:
  Land............................       81,683          38,445            30,790               --      150,918
  Building and improvements.......      404,798         169,298           153,951               --      728,047
  Furniture, fixtures and
    equipment.....................       44,556          20,045            20,527               --       85,128
  Construction-in-progress........        5,314               5                --               --        5,319
                                    ------------       --------          --------      ------------  -----------
Total property and equipment,
  net.............................      536,351         227,793           205,268               --      969,412
Deposits and other assets.........       60,233          (6,077)(D)            --            3,375       57,531
                                    ------------       --------          --------      ------------  -----------
Total assets......................   $  608,073      $  216,169         $ 205,268       $    3,375    $1,032,885
                                    ------------       --------          --------      ------------  -----------
                                    ------------       --------          --------      ------------  -----------

LIABILITIES, MINORITY INTEREST AND
  STOCKHOLDERS' EQUITY

Other liabilities.................   $   35,333      $    3,166         $      --       $       --    $  38,499
Long-term debt:
  Senior secured credit
  facility........................      168,500        (168,500)               --               --           --
  1997 Credit Facility............           --         235,200           205,268         (258,285)     182,183
  Non-Recourse Facility...........           --          52,750                --               --       52,750
  Convertible Notes...............           --              --                --          125,000      125,000
  Subordinated Notes..............           --         150,000                --               --      150,000
  Other debt......................       66,495         (50,000)               --               --       16,495
                                    ------------       --------          --------      ------------  -----------
Total liabilities.................      270,328         222,616           205,268         (133,285)     564,927
Minority interest.................       22,270              --                --               --       22,270
Stockholders' equity..............      315,475          (6,447)(D)            --          136,660      445,688
                                    ------------       --------          --------      ------------  -----------
Total liabilities, minority
  interest and stockholders'
  equity..........................   $  608,073      $  216,169         $ 205,268       $    3,375    $1,032,885
                                    ------------       --------          --------      ------------  -----------
                                    ------------       --------          --------      ------------  -----------

------------------------------
(A) Reflects the historical unaudited condensed consolidated balance sheet of the Company as of June 30, 1997.

(B) Reflects the Company's cost basis and financing for the nine Owned Hotels acquired subsequent to June 30, 1997.

(C) A schedule of sources and uses of funds related to the Company's various financing activities is as follows:

    SOURCES
    Net proceeds from the Equity Offering..............................................     $136,660
    Proceeds from the Convertible Notes Offering.......................................      125,000
    Proceeds from the Subordinated Notes and net draws on credit facilities............      384,933
                                                                                         -----------
    Total sources......................................................................                  $646,593
                                                                                                      -----------
                                                                                                      -----------
    USES
    Repayment of credit facilities.....................................................    $(218,500)
    Purchase of certain Owned Hotels, the Medallion Portfolio and the Additional
     Acquisitions......................................................................     (413,843)
    Advisory and other transaction expenses for the Prior Debt Financings and the
     Convertible Notes Offering........................................................      (14,250)
                                                                                         -----------
    Total uses.........................................................................                 $(646,593)
                                                                                                      -----------
                                                                                                      -----------

(D) Reflects the write-off of deferred financing fees of $6,447 at June 30, 1997 related to the senior secured and senior subordinated credit facilities that were refinanced. Deposits and other assets also reflect the deferral of financing fees of $10,875 related to the Prior Debt Financings and the use of the purchase deposits recorded at June 30, 1997.

(E) Reflects the Company's cost basis and financing for the Medallion Portfolio and the Additional Acquisitions. The estimated total cost is $231,010, including the purchase prices totaling $199,800, renovation programs of $25,742 and other costs of $5,468.

                             CAPSTAR HOTEL COMPANY

       UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
                         SIX MONTHS ENDED JUNE 30, 1997
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                                          PRO FORMA ADJUSTMENTS
                                                            -------------------------------------------------
                                                                                  MEDALLION
                                                             OWNED HOTELS       PORTFOLIO AND
                                                               AND PRIOR         ADDITIONAL
                                              HISTORICAL(A)  FINANCINGS(B)     ACQUISITIONS(B)     OFFERINGS   PRO FORMA
                                              ------------  ---------------  -------------------  -----------  ----------

Revenue from hotel operations:
  Rooms.....................................   $   79,254      $  41,440          $  25,501        $      --   $  146,195
  Food and beverage.........................       34,676         13,502             11,111               --       59,289
  Other.....................................        5,664          3,226              1,632               --       10,522
Office rental and other.....................           --          2,844                217               --        3,061
Hotel management, accounting and other......        2,225            (98)                --               --        2,l27
                                              ------------       -------            -------       -----------  ----------
  Total revenue.............................      121,819         60,914             38,461               --      221,194

Hotel operating expenses by department:
  Rooms.....................................       18,954         10,857              6,456               --       36,267
  Food and beverage.........................       27,338         10,984              8,859               --       47,181
  Other operating departments...............        3,008          1,857              1,092               --        5,957
Office rental and other.....................           --          1,184                 34               --        1,218
Undistributed operating expenses:
  Administrative and general................       19,839         10,119              7,824               --       37,782
  Property operating costs..................       13,960          8,222              4,640               --       26,822
  Property taxes, insurance and other.......        5,064          3,760              1,312               --       10,136
  Depreciation and amortization.............        8,220          4,968              3,717              241(D)     17,146
                                              ------------       -------            -------       -----------  ----------
  Total operating expenses..................       96,383         51,951             33,934              241      182,509

Interest expense, net.......................        8,440         13,097(C)           2,988(C)        (6,039)(C)     18,486
                                              ------------       -------            -------       -----------  ----------

Total expenses..............................      104,823         65,048             36,922           (5,798)     200,995
                                              ------------       -------            -------       -----------  ----------

Income (loss) before minority interest and
  income taxes..............................       16,996         (4,134)             1,539            5,798       20,199

Minority interest...........................         (620)          (273)                --               --         (893)
                                              ------------       -------            -------       -----------  ----------

Income (loss) before income taxes...........       16,376         (4,407)             1,539            5,798       19,306

Income tax provision........................        6,288         (1,692)               591            2,226        7,413
                                              ------------       -------            -------       -----------  ----------

  Net income (loss)(E)......................   $   10,088      $  (2,715)         $     948        $   3,572   $   11,893
                                              ------------       -------            -------       -----------  ----------
                                              ------------       -------            -------       -----------  ----------

Earnings per share(F):                         $     0.62                                                      $     0.52

Weighted average shares outstanding:           16,356,343                                                      23,547,910

------------------------------
(A) Reflects the historical unaudited condensed consolidated statement of operations of the Company for the six months ended June 30, 1997.
(B) Reflects the pre-acquisition operations of the Owned Hotels, the Medallion Portfolio and Additional Acquisitions to provide six months of hotel operations. For each hotel, the pre-acquisition operations were obtained from the hotel's pre-acquisition financial statements. Also reflects adjustments to (i) eliminate management fee revenues for the Owned Hotels for services that were provided by the Company, (ii) reflect federal and state income taxes (assuming a 38.4% combined effective rate) and (iii) reflect pro forma depreciation and amortization expense as if the hotels had been acquired as of the beginning of the period.
(C) Reflects the adjustments needed to record a full period of interest for the Owned Hotels, the Medallion Portfolio and Additional Acquisitions, assuming the Prior Debt Financings and the March 1997 equity offering occurred at the beginning of the period. Adjustments are also recorded to reflect the net effect of the Offerings and repayment of existing credit facilities.
(D) Adjustment reflects amortization of costs associated with the Convertible Notes Offering.
(E) After giving effect to the 1997 Credit Facility, the Company incurred expenses associated with the write-off of deferred financing costs related to the refinanced senior secured and senior subordinated credit facilities. These extraordinary costs are charged to operations as incurred and have not been included in the Unaudited Pro Forma Condensed Consolidated Statement of Operations.
(F) In computing earnings per share, net income has been adjusted for certain minority interests.

                             CAPSTAR HOTEL COMPANY

       UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
                          YEAR ENDED DECEMBER 31, 1996
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                                        PRO FORMA ADJUSTMENTS
                                                            ----------------------------------------------
                                                                                  MEDALLION
                                                               OWNED HOTELS     PORTFOLIO AND
                                                                AND PRIOR         ADDITIONAL
                                              HISTORICAL(A)   FINANCINGS (B)    ACQUISITIONS(B) OFFERINGS   PRO FORMA
                                              ------------  ------------------  --------------  ----------  ----------
Revenue from hotel operations:
  Rooms.....................................   $   68,498      $    155,255      $     46,002   $       --  $  269,755
  Food and beverage.........................       30,968            56,584            21,402           --     108,954
  Other.....................................        5,981            13,341             3,321           --      22,643
Office rental and other.....................           --             5,668               529           --       6,197
Hotel management, accounting and other......        4,345            (1,487)               --           --       2,858
                                              ------------  ------------------  --------------  ----------  ----------
  Total revenue.............................      109,792           229,361            71,254           --     410,407

Hotel operating expenses by department:
  Rooms.....................................       17,509            37,921            12,512           --      67,942
  Food and beverage.........................       24,589            45,022            17,729           --      87,340
  Other operating departments...............        2,513             8,497             2,122           --      13,132
Office rental and other.....................           --             2,683                --           --       2,683
Undistributed operating expenses:
  Administrative and general................       20,448            40,239            15,157           --      75,844
  Property operating costs..................       12,586            28,027             9,235           --      49,848
  Property taxes, insurance and other.......        4,565            13,316             2,455           --      20,336
  Depreciation and amortization.............        8,248            18,431             6,781          482(D)     33,942
                                              ------------  ------------------  --------------  ----------  ----------
  Total operating expenses..................       90,458           194,136            65,991          482     351,067

Interest expense, net.......................       12,346            30,567(C)          5,987(C)    (11,716 (C)     37,184
                                              ------------  ------------------  --------------  ----------  ----------

Total expenses..............................      102,804           224,703            71,978      (11,234)    388,251
                                              ------------  ------------------  --------------  ----------  ----------

Income (loss) before minority interest and
  income taxes..............................        6,988             4,658              (724)      11,234      22,156

Minority interest...........................           39            (1,066)               --           --      (1,027)
                                              ------------  ------------------  --------------  ----------  ----------

Income (loss) before income taxes...........        7,027             3,592              (724)      11,234      21,129

Income tax provision........................        2,674             1,573              (290)       4,493       8,450
                                              ------------  ------------------  --------------  ----------  ----------

  Net income (loss)(E)......................   $    4,353      $      2,019      $       (434)  $    6,741  $   12,679
                                              ------------  ------------------  --------------  ----------  ----------
                                              ------------  ------------------  --------------  ----------  ----------

Earnings per share(F):                         $     0.31                                                   $     0.55

Weighted average shares outstanding:           12,754,321                                                   23,313,844

------------------------------
(A) Reflects the historical consolidated statement of operations of the Company for the year ended December 31, 1996.

(B) Reflects the pre-acquisition operations of the Owned Hotels, the Medallion Portfolio and Additional Acquisitions to provide a full year of hotel operations. For each hotel, the pre-acquisition operations were obtained from the hotel's pre-acquisition financial statements. Also reflects adjustments to (i) eliminate management fee revenues for the Owned Hotels for services that were provided by the Company, (ii) reflect federal and state income taxes (assuming a 40.0% combined effective rate), (iii) reflect the estimated incremental general and administrative expenses associated with public ownership (these additional expenses include insurance, additional executive salaries, directors' fees and related expenses, legal expenses, expenses associated with preparing quarterly and annual reports, and other miscellaneous expenses) and (iv) reflect pro forma depreciation and amortization expense as if the hotels had been acquired as of the beginning of the period.

(C) Reflects the adjustments needed to record a full year of interest for the Owned Hotels, the Medallion Portfolio and the Additional Acquisitions, assuming the Prior Financings occurred at the beginning of the period. Adjustments are also recorded to reflect the net effect of the Offerings and repayment of existing credit facilities.

(D) Adjustment reflects amortization of costs associated with the Convertible Notes Offering.

(E) After giving effect to the 1997 Credit Facility, the Company incurred expenses associated with the write-off of deferred financing costs related to the senior secured and refinanced senior subordinated credit facilities. These extraordinary costs are charged to operations as incurred and have not been included in the Unaudited Pro Forma Condensed Consolidated Statement of Operations.

(F) Historical earnings per share have been calculated using actual income for the period from the IPO through December 31, 1996. In computing pro forma earnings per share, net income has been adjusted for certain minority interests.

                            BUSINESS AND PROPERTIES

    The Company seeks to increase shareholder value by (i) continuing to acquire upscale, full-service hotels at prices below replacement cost in selected markets throughout the United States and Canada, (ii) implementing its operating strategy to improve hotel operations and increase cash flow, and (iii) expanding its management business.

ACQUISITION STRATEGY

    The Company intends to continue acquiring upscale, full-service hotels. In addition to the direct acquisition of hotels, the Company anticipates that it may make investments in hotels through joint ventures with strategic partners or through equity contributions, sale and leasebacks or secured loans. The Company identifies acquisition candidates located in markets with economic, demographic and supply dynamics favorable to hotel owners and operators. Through its extensive due diligence process, the Company chooses those acquisition targets where it believes selective capital improvements and intensive management will increase the hotel's ability to attract key demand segments, enhance hotel operations and increase long-term value. In order to evaluate the relative merits of each investment opportunity, senior management and individual operations teams create detailed plans covering all areas of renovation and operation. These plans serve as the basis for the Company's acquisition decisions and guide subsequent renovation and operating plans. At the Owned Hotels, the Company has been able to implement these plans and apply its system of management to create improvements in revenue and profitability.

    The Company will seek to acquire and invest in hotels that meet the following criteria:

MARKET CRITERIA

    ECONOMIC GROWTH. The Company focuses on metropolitan areas that are approaching, or have already entered, periods of economic growth. Such areas generally show above average growth in the business community as measured by (i) job formation rates, (ii) population growth rates, (iii) tourism and convention activity, (iv) airport traffic volume, (v) local commercial real estate occupancy, and (vi) retail sales volume. Markets that exhibit these characteristics typically have strong demand for hotel facilities and services.

    SUPPLY CONSTRAINTS. The Company seeks lodging markets with favorable supply dynamics for hotel owners and operators, including an absence of current new hotel development and barriers to future development such as zoning constraints, the need to undergo lengthy local development approval processes and a limited number of suitable sites. Other factors limiting the supply of new hotels are the current lack of financing available for new development and the inability to generate adequate returns on investment to justify new development.

    GEOGRAPHIC DIVERSIFICATION. The Company seeks to maintain a geographically diverse portfolio of hotels to offset the effects of regional economic cycles. The hotels are located in 29 states across the nation, the District of Columbia, the U.S. Virgin Islands and Canada, with ten hotels located in Texas, nine in California, five in Washington, D.C., four in Colorado, four in New Jersey, four in Virginia, three in British Columbia, three in Georgia, three in Maryland, three in New York, three in Pennsylvania, two in Illinois, two in Kentucky, two in Louisiana, two in Michigan, two in Missouri and one hotel each in 15 additional states, one U.S. territory and one additional Canadian province.

HOTEL CRITERIA

    LOCATION AND MARKET APPEAL. The Company seeks to acquire upscale, full-service hotels that are situated near both business and leisure centers which generate a broad base of demand for hotel accommodations and facilities. These demand generators include (i) business parks, (ii) airports, (iii) shopping centers and other retail areas, (iv) convention centers, (v) sports arenas and stadiums, (vi) major highways, (vii) tourist destinations, (viii) major universities, and (ix) cultural and entertainment centers with nightlife and restaurants. The confluence of nearby business and leisure centers enables the Company to attract both weekday business travelers and weekend leisure guests. Attracting a balanced mix of business, group and leisure guests to the Hotels helps to maintain stable occupancy rates and high ADRs.

    SIZE AND FACILITIES. The Company seeks to acquire well-constructed hotels that are less than 20 years old, contain 200 to 500 guest rooms and include accommodations and facilities that are, or are capable of being made, attractive to key demand segments such as business, group and leisure travelers. These facilities typically include large, upscale guest rooms, food and beverage facilities, extensive meeting and banquet space, and amenities such as health clubs, swimming pools and adequate parking.

    POTENTIAL PERFORMANCE IMPROVEMENTS. The Company seeks to acquire hotels where intensive management and selective capital improvements can increase revenue and cash flow. These hotels represent opportunities where a systematic management approach and targeted renovations should result in improvements in revenue and cash flow.

    The Company expects that its relationships throughout the industry and its acquisition staff located on both coasts of the United States will continue to provide it with a competitive advantage in identifying, evaluating and purchasing hotels which meet its acquisition criteria. The Company has a record of successfully renovating and repositioning hotels, both at the Owned Hotels and at the Managed Hotels (which vary in levels of service, room rates and market types). As a public company, the Company believes it has improved access to various debt and equity financing sources to fund acquisitions. In addition, in consummating acquisitions the Company expects that it will benefit from its ability to utilize OP Units or Common Stock as an alternative to cash. The Company currently expects to retain earnings for future acquisitions and the renovation and maintenance of the hotels it owns.

OPERATING STRATEGY

    The Company's principal operating objectives are to generate higher RevPAR and to increase net operating income while providing its hotel guests with high-quality service and value. The Company seeks to achieve these objectives by creating and executing management plans that are specifically tailored for each individual Hotel rather than by implementing an operating strategy that is designed to maintain a uniform corporate image or brand. Management believes that its custom-tailored business plans are the most effective means of addressing the needs of a given hotel or market. The Company believes that skilled management of hotel operations is the most critical element in maximizing revenue and cash flow in full-service hotels.

    The Company's corporate headquarters carries out financing and acquisition activities and provides services to support as well as monitor the Company's on-site hotel operating executives. Each of the Company's executive departments, including Sales and Marketing, Human Resources and Training, Food and Beverage, Technical Services, Development, and Corporate Finance, is headed by an executive with significant experience in that area. These departments support decentralized decision-making by the hotel operating executives by providing accounting and budgeting services, property management software and other resources which cannot be economically maintained at the individual Hotels.

    Key elements of the Company's management programs include the following:

    COMPREHENSIVE BUDGETING AND MONITORING. The Company's operating strategy begins with an integrated budget planning process that is implemented by individual on-site managers and monitored by the Company's corporate staff. Management sets targets for cost and revenue categories at each of the Hotels based on historical operating performance, planned renovations, operational efficiencies and local market conditions. On-site managers coordinate with the central office staff to ensure that such targets are realistic. Through effective and timely use of its comprehensive financial information and reporting systems, the Company can monitor actual performance and rapidly adjust prices, staffing levels and sales efforts to take advantage of changes in the market and to improve yield.

    TARGETED SALES AND MARKETING. The Company employs a systematic approach toward identifying and targeting segments of demand for each Hotel in order to maximize market penetration. Executives at the Company's corporate headquarters and property-based managers divide such segments into smaller subsegments, typically ten or more for each Hotel, and develop narrowly tailored marketing plans to suit each such segment. The Company supports each Hotel's local sales efforts with corporate sales executives who develop new marketing concepts and monitor and respond to specific market needs and preferences. These executives are active in implementing on-site marketing programs developed in the central management office. The Company employs computerized revenue yield management systems to manage each Hotel's use of the various distribution channels in the lodging industry. Management control over those channels, which include franchisor reservation systems and toll-free numbers, travel agent and airline global distribution systems, corporate travel offices and office managers, and convention and visitor bureaus, enables the Company to maximize revenue yields on a day-to-day basis. Sales teams are recruited locally and receive incentive-based compensation bonuses. All of the Company's sales managers complete a highly developed sales training program.

    STRATEGIC CAPITAL IMPROVEMENTS. The Company plans renovations primarily to enhance a Hotel's appeal to targeted market segments, thereby attracting new customers and generating increased revenue and cash flow. For example, at all of the Owned Hotels, the Company has renovated banquet and meeting spaces and upgraded guest rooms with computer ports and comfortable work spaces to better accommodate the needs of business travelers and to increase ADRs. Capital spending decisions are based on both strategic needs and potential rate of return on a given capital investment.

    SELECTIVE USE OF MULTIPLE BRAND NAMES. The Company believes that the selection of an appropriate franchise brand is essential in positioning a hotel optimally within its local market. The Company selects brands based on local market factors such as local presence of the franchisor, brand recognition, target demographics and efficiencies offered by franchisors. The Company believes that its relationships with many major hotel franchisors, established both as a manager and an owner of hotels operated under their respective franchises, places the Company in a favorable position when dealing with those franchisors and allows it to negotiate favorable franchise agreements with franchisors. The Company believes that its growth through acquisition of additional hotels will further strengthen its relationship with franchisors.

    The following chart summarizes certain information with respect to the national franchise affiliations of the Hotels, the Medallion Portfolio and the Additional Acquisitions:

                                                          OWNED HOTELS, MEDALLION PORTFOLIO
                                                             AND ADDITIONAL ACQUISITIONS               MANAGED HOTELS
                                                      -----------------------------------------  --------------------------
                                                       NUMBER OF       NUMBER                     NUMBER OF      NUMBER
                                                         GUEST           OF         % OF TOTAL      GUEST          OF
FRANCHISE                                                ROOMS         HOTELS          ROOMS        ROOMS        HOTELS
----------------------------------------------------  -----------  ---------------  -----------  -----------  -------------
Hilton..............................................       4,045             15           31.0%          --            --
Medallion...........................................       1,391              4           10.7           --            --
Radisson............................................       1,215              4            9.3          126             1
Sheraton............................................       1,162              4            8.9           --            --
Holiday Inn.........................................       1,042              6            8.0          744             3
Doubletree..........................................         933              3            7.2          208             1
Independent.........................................         775              5            5.9          468             5
Embassy Suites......................................         728              3            5.6           --            --
Westin..............................................         496              1            3.8           --            --
Marriott............................................         434              1            3.3          288             1
Holiday Select......................................         348              1            2.7           --            --
Four Points.........................................         213              1            1.6          596             2
Doubletree Guest Suites.............................         137              1            1.1           --            --
Ramada..............................................         118              1            0.9          309             2
Crowne Plaza........................................          --             --             --          730             2
Best Western........................................          --             --             --          287             2
Comfort Suites......................................          --             --             --          244             2
Clarion.............................................          --             --             --          226             1
Quality Suites......................................          --             --             --          177             1
Budget Inn..........................................          --             --             --          147             1
Residence Inn.......................................          --             --             --          104             1
Quality Inn.........................................          --             --             --          100             1
Days Inn............................................          --             --             --           96             1
Holiday Inn Express.................................          --             --             --           78             1
                                                                             --                                        --
                                                      -----------                        -----        -----
                                                          13,037             50          100.0%       4,928            28
                                                                             --                                        --
                                                                             --                                        --
                                                      -----------                        -----        -----
                                                      -----------                        -----        -----



                                                      % OF TOTAL
FRANCHISE                                                ROOMS
----------------------------------------------------  -----------
Hilton..............................................          --%
Medallion...........................................          --
Radisson............................................         2.6
Sheraton............................................          --
Holiday Inn.........................................        15.1
Doubletree..........................................         4.2
Independent.........................................         9.5
Embassy Suites......................................          --
Westin..............................................          --
Marriott............................................         5.8
Holiday Select......................................          --
Four Points.........................................        12.1
Doubletree Guest Suites.............................          --
Ramada..............................................         6.3
Crowne Plaza........................................        14.8
Best Western........................................         5.8
Comfort Suites......................................         5.0
Clarion.............................................         4.6
Quality Suites......................................         3.6
Budget Inn..........................................         3.0
Residence Inn.......................................         2.1
Quality Inn.........................................         2.0
Days Inn............................................         1.9
Holiday Inn Express.................................         1.6

                                                           -----
                                                           100.0%

                                                           -----
                                                           -----

    EMPHASIS ON FOOD AND BEVERAGE. Management believes popular food and beverage ideas are a critical component in the overall success of a hotel. The Company utilizes its food and beverage operations to create local awareness of its hotel facilities, to improve the profitability of its hotel operations and to enhance customer satisfaction. The Company is committed to competing for patrons with restaurants and catering establishments by offering high-quality restaurants that garner positive reviews and strong local and/or national reputations. The Company has engaged food and beverage experts to develop several proprietary restaurant concepts. The Owned Hotels contain restaurants ranging from Michel Richard's highly acclaimed CITRONELLE-Registered Trademark-, to Morgan's, a Company-designed concept which offers popular, moderately-priced American cuisine. The Company has also successfully placed national food franchises such as Starbuck's Coffee-Registered Trademark- and "TCBY"-Registered Trademark- Yogurt in casual, delicatessen-style restaurants in several of the Owned Hotels. Popular food concepts have strengthened the Company's ability to attract business travelers and group meetings and improved the name recognition of the Owned Hotels.

    COMMITMENT TO REINVESTMENT. The Company is committed to reinvesting adequate capital on an ongoing basis to maintain the quality of the hotels it owns. Reinvestment is expected to include room and facilities refurbishments, renovations and furniture and equipment replacements that are designed to maintain attractive accommodations, updated restaurants and modern equipment. The Company believes that these investments will enhance the Company's competitive position.

    COMPUTERIZED REPORTING SYSTEMS. The Company employs computerized reporting systems at each of the Hotels and at its corporate offices to monitor the financial and operating performance of the Hotels. Management information services have been fully integrated through the installation of Novell and Unix networks. Management also utilizes programs like Data Plus-Registered Trademark- and cc:Mail-Registered Trademark- to facilitate daily communication. Such programs have enabled the Company to create and implement detailed reporting systems at each of the Hotels and its corporate headquarters. Corporate executives utilize information systems that track each Hotel's daily occupancy, ADR, and revenue from rooms, food and beverage. By having the latest hotel operating information available at all times, management is better able to respond to changes in the market of each Hotel.

    COMMITMENT TO SERVICE AND VALUE. The Company is dedicated to providing exceptional service and value to its customers on a consistent basis. The Company conducts extensive employee training programs to ensure personalized service at the highest levels. Programs such as "Be A Star" have been created and implemented by the Company to ensure the efficacy and uniformity of its employee training. The Company's practice of tracking customer comments, through the recording of guest comment cards and the direct solicitation (during check-in and check-out) of guest opinions regarding specific items, allows investment in services and amenities where they are most effective. The Company's focus on these areas has enabled it to attract lucrative group business.

    DISTINCT MANAGEMENT CULTURE. The Company has a distinct management culture that stresses creativity, loyalty and entrepreneurship and was developed to emphasize operations from an owner's perspective. Management believes in realistic solutions to problems, and innovation is always encouraged. Incentive programs and awards have been established to encourage individual property managers to seek new ways of increasing revenues and operating cash flow. This creative, entrepreneurial spirit is prevalent from the corporate staff and the general managers down to the operations staff. Individual general managers work closely with the corporate staff and they and their employees are rewarded for achieving target operating and financial goals.

THE PROPERTIES

    The Owned Hotels, the Medallion Portfolio and the Additional Acquisitions feature, or after the Company's renovation programs have been completed will feature, comfortable, modern guest rooms, extensive meeting and convention facilities and full-service restaurant and catering facilities that attract meeting and convention functions from groups and associations, upscale business and vacation travelers as well as banquets and receptions from the local community.

RECENT ACQUISITIONS

    The following is a brief description of the Owned Hotels acquired subsequent to June 30, 1997:

    DOUBLETREE RESORT, PALM SPRINGS, CA. Built in 1985, the 289-room resort at Desert Princess Country Club is located in Cathedral City, five minutes from the Palm Springs Airport and one mile from the Date Palm Drive exit off Interstate
10. The hotel offers a wide array of recreational facilities, including a nine-hole golf course, 10 tennis courts, two swimming pools, a health club, a racquetball court and workout room, and access to the adjacent 18-hole, David Rainville-designed golf course. The property has 15,000 square feet of meeting space, including two large ballrooms, two restaurants, the Promenade Cafe and Princess Restaurant and two entertainment facilities, the Oasis Nightclub and Vista Lounge. The Company has also obtained management contracts for 45 condominiums, which are contiguous to the hotel, increasing the property's potential room capacity to 334.

    GEORGETOWN INN, WASHINGTON, D.C. Built in 1962, the six story, 95-room hotel is located in Georgetown, an historic district in central Washington D.C.. The hotel combines a high level of quality found in luxury hotels with a more personalized level of service not usually found at larger hotels.

    JEKYLL INN, JEKYLL ISLAND, GA. Built in 1971, the Jekyll Inn is a 265-room oceanfront resort hotel on Jekyll Island off the coast of Georgia. The hotel has an advantageous location near a 27-hole public golf course and is in close proximity to the recently renovated and expanded convention center. The hotel has more guest rooms and more extensive meeting space than any other hotel on Jekyll Island or the nearby Sea Island and St. Simons.

    RADISSON HOTEL & SUITES, CHICAGO, IL. Built in 1971, the 341-room hotel is located in downtown Chicago, a half-block off North Michigan Avenue and the city's renowned "Magnificent Mile" shopping area. The hotel is a 40-story, mixed-use hotel and office tower, comprising its guest quarters, 93,000 square feet of office space and a 170-space parking facility. The hotel's rooftop pool and its oversized guest rooms and suites offer spectacular views of the city and Lake Michigan. The hotel's meeting and banquet facilities total in excess of 18,000 square feet, including the recently completed RadiCenter 7, a 5,500 square foot conference facility that is ideal for small to mid-size groups and one of the most advanced conference sites in the Midwest.

    RADISSON PLAZA, LEXINGTON, KY. Built in 1982, the Radisson Plaza is a major mixed-use development located in downtown Lexington directly across from and connected by skywalk to Rupp Arena, the Lexington Convention Center and Festival Market Place. The development consists of the 22-story, 367-room Radisson Hotel and the Vine Center, which consists of a 17-story office tower containing 242,528 square feet and 38 privately owned condominium units on floors 18 through 22.

    EMBASSY SUITES CENTER CITY, PHILADELPHIA, PA. Built in 1963, the 288-unit Embassy Suites Center City has a premier location in Center City Philadelphia at 1776 Ben Franklin Parkway in the heart of the Market Street West corridor, adjacent to Logan Circle. The property has prominent visibility along the Parkway and is located in the city's top Class A office corridor, adjacent to the Bell Atlantic Tower, one of the preeminent office towers in the Philadelphia skyline. The hotel is conveniently located within a nine block radius of several attractions including the recently built 622,000 square foot Philadelphia Convention Center, the Philadelphia Museum of Art, City Hall, the Franklin Institute and the Rodin Museum and Academy of Natural Sciences.

    DOUBLETREE HOTEL, AUSTIN, TX. Built in 1984, the Doubletree Hotel is a 350-room, full-service hotel located in the city's high tech growth corridor along Interstate 35. Austin, the capital of the State of Texas and home to the nation's third largest university, has added to its economy more than 400 high tech manufacturing and software companies over the past ten years. The Doubletree is the premier commercial hotel adjacent to Austin's "golden triangle" high tech area. The property enjoys excellent visibility and access via I-35, which connects Austin to Dallas to the north and San Antonio to the south.

    NATIONAL AIRPORT HILTON, ARLINGTON, VA. Built in 1974, the 386-room hotel is located one-half mile from National Airport in Crystal City, one of the largest and most successful mixed-use developments in the United States. The hotel has excellent accessibility by car, taxi and Metro, and generates demand from many parts of the metropolitan D.C. area.

    HOLIDAY INN-METROTOWN, VANCOUVER, B.C. Built in 1989, the 100-room hotel is located adjacent to the skytrain station and physically integrated into the Metrotown Mall, the largest shopping mall in British Columbia. The hotel features a jogging track, outdoor pool and tennis courts as well as 3,800 square feet of meeting space and two restaurants.

THE MEDALLION PORTFOLIO

    SEELBACH HOTEL, LOUISVILLE, KY. Originally built in 1905 and extensively renovated in 1982 and 1995, the 321-room hotel is located in downtown Louisville, adjacent to the Galleria shopping complex, and features guestrooms that are furnished with 18th-century reproduction armoires and four-poster beds. The hotel also features meeting space and ballrooms totaling 30,000 square feet, a health club and swimming pool privileges, as well as The Oak Room restaurant, the Seelbach Cafe and the Old Seelbach Bar.

    MEDALLION HOTEL, OKLAHOMA CITY, OK. Built in 1977, the 399-room, fifteen-story hotel is the only major hotel located in downtown Oklahoma City and is adjacent to the Myriad Convention Center. The hotel, which underwent an $8.0 million renovation in early 1997, includes 18,000 square feet of meeting space, a 6,000 square foot ballroom and the 154,000 square foot Century City Mall. Amenities include a swimming pool, a health club, and the Aria Grill and Lounge.

    AUSTIN HILTON & TOWERS, AUSTIN, TX. Built in 1974, the 237-room hotel is located at the northwest quadrant of the intersection of Interstate 35 and US Highway 290, one mile northwest of Mueller Municipal Airport and five miles north of the University of Texas at Austin. The property includes a nine-story guestroom tower containing 190 rooms and the Garden Court containing 47 rooms. The property offers over 17,000 square feet in flexible meeting space and an 8,000 square foot ballroom. Amenities include a restaurant and lounge, fitness center, swimming pool, gift shop and airport transportation. In addition, contiguous to the property is an 83-room limited-service hotel.

    MEDALLION HOTEL, DALLAS, TX. Built in 1979, the 289-room hotel is located in the prestigious North Dallas Corridor at the intersection of the LBJ Freeway and Midway Road, one mile west of the Dallas Galleria and 12 miles east of the DFW International Airport. The hotel offers over 28,000 square feet of meeting space, a 7,350 square foot ballroom, the Seasons restaurant, the Palm Terrace lounge, a fitness center, an outdoor swimming pool, a business center and complimentary transportation to the Galleria.

    MEDALLION HOTEL, HOUSTON, TX. Build in 1979, the 382-room hotel is located at the intersection of the Loop Freeway (Interstate 610) and the Northwest Freeway (US Highway 290), one mile north of Interstate 10 and four miles north of the Houston Galleria. The hotel features a ten-story atrium lobby, almost 14,000 square feet of meeting space and an 8,000 square foot ballroom. Amenities include a full service restaurant and two lounges, gift shop, fitness center and a swimming pool.

    MIDLAND HILTON & TOWERS, MIDLAND, TX. Built in 1976, the 249-room hotel is located in the heart of downtown Midland, across the street from Midland Convention Center and ten miles east of Midland International Airport. The property features over 10,000 square feet in flexible meeting space, a 6,000 square foot ballroom, a fitness center and an outdoor swimming pool.

THE ADDITIONAL ACQUISITIONS

    EMBASSY SUITES, TUCSON INTERNATIONAL AIRPORT, TUCSON, AZ. Built in 1982, the hotel has 204 two-room guest suites, and is located at the entrance to the Tucson International Airport. The property is built around a heavily landscaped courtyard, which contains a swimming pool and outdoor seating. The hotel has a restaurant and lounge, an amphitheater, a ballroom and several breakout meeting rooms.

    DETROIT METRO AIRPORT HILTON SUITES, DETROIT, MI. Built in 1989, the hotel contains 151 suites and is located one-quarter mile north of Detroit Metro Airport. The hotel has 3,281 square feet of meeting space, an indoor and outdoor swimming pool, exercise facilities, gameroom, business center and gift shop.

    GOVERNOR MORRIS HOTEL & CONFERENCE CENTER, MORRISTOWN, NJ. Built in 1962, the 201-room hotel is located 25 minutes from Newark International Airport and 45 minutes from Manhattan. The hotel has 18,503 square feet of meeting and banquet space, four food and beverage outlets, a fitness center, a business center, an outdoor swimming pool and a paddle tennis court.

THE MANAGED HOTELS

    The Company operates 28 Managed Hotels owned by third parties containing 4,928 rooms. Of the Managed Hotels, 21 are full-service properties, and seven are limited-service properties. Of the Managed

Hotels, 23 are operated under nationally-recognized brand names and five are independent properties. The brand names of the Managed Hotels include Crowne Plaza, Four Points, Clarion, Holiday Inn and Best Western. See "Certain Relationships and Related Transactions" and "Risk Factors--Potential Conflicts of Interest."

    The Management Agreements (as defined herein) have remaining terms ranging from one month to nine years. Substantially all of the Management Agreements permit the owners of the Managed Hotels to terminate such agreements prior to the stated expiration dates if the applicable hotel is sold and several of the Management Agreements permit the owners of the Managed Hotels to terminate such agreements prior to the stated expiration date without cause or by reason of the failure of the applicable hotel to obtain specified levels of performance. For the twelve months ended December 31, 1996 and the six months ended June 30, 1997, the Company's pro forma revenue from Management Agreements was $2.9 million and $2.1 million, respectively, constituting 0.7% and 1.0%, respectively, of the Company's total pro forma revenue for such periods. No single Management Agreement (or group of Management Agreements for hotels under common ownership or control) currently accounts for more than 0.1% of the total revenue of the Company on a pro forma basis. See "Risk Factors--Termination of Management Agreements."

    The Company intends to continue its efforts to add to its portfolio of Managed Hotels by aggressively pursuing new management agreements. The Company believes that, in addition to adding to the Company's revenues and profits, the business of operating hotels for third parties benefits the Company by (i) increasing the Company's operating experience in, and knowledge of, hotel markets throughout North America, (ii) broadening the Company's relationships with hotel owners and thus enhancing the Company's opportunities to identify, evaluate and negotiate hotel acquisitions prior to the active marketing of a hotel for sale, and (iii) improving the Company's ability to attract, train and retain highly-qualified operating employees by offering them the opportunity to work in a broader variety of hotels and markets.

COMPETITION

    The Company competes primarily in the upscale and mid-priced sectors of the full-service segment of the lodging industry. In each geographic market in which the Hotels are located, there are other full- and limited-service hotels that compete with the Hotels. In addition, the Company's food and beverage operations compete with local free-standing restaurants and bars. Competition in the U.S. lodging industry is based generally on convenience of location, brand affiliation, price, range of services and guest amenities offered and quality of customer service and overall product.

EMPLOYEES

    As of June 30, 1997, the Company employed approximately 7,700 persons, of whom approximately 6,500 were compensated on an hourly basis. Approximately 70 employees work at the corporate headquarters.

    Employees at ten of the Hotels are represented by labor unions. Management believes that labor relations with its employees are good.

TRADEMARKS

    The Company employs a flexible branding strategy based on a particular Hotel's market environment and the Hotel's unique characteristics. Accordingly, the Company uses various national trade names pursuant to licensing arrangements with national franchisors.

    DOUBLETREE-Registered Trademark-, EMBASSY SUITES-Registered Trademark-, HILTON-Registered Trademark- HOLIDAY INN-Registered Trademark-,
MARRIOTT-Registered Trademark-, RADISSON-Registered Trademark-,
RAMADA-Registered Trademark-, SHERATON-Registered Trademark- AND
WESTIN-Registered Trademark- ARE REGISTERED TRADEMARKS OF THIRD PARTIES, NONE OF WHICH SHALL BE DEEMED AN ISSUER OR UNDERWRITER OF THE

NOTES OFFERED HEREBY NOR HAVE ANY OF SUCH FRANCHISORS ENDORSED OR APPROVED THE OFFERING. SUCH FRANCHISORS HAVE NOT ASSUMED AND SHALL NOT HAVE ANY LIABILITY OR RESPONSIBILITY FOR ANY FINANCIAL STATEMENTS OR OTHER FINANCIAL INFORMATION CONTAINED HEREIN OR ANY PROSPECTUS OR ANY WRITTEN OR ORAL COMMUNICATIONS REGARDING THE SUBJECT MATTER HEREOF. A GRANT OF ANY SUCH FRANCHISE LICENSE FOR CERTAIN OF THE COMPANY'S HOTELS IS NOT INTENDED AS, AND SHOULD NOT BE INTERPRETED AS, AN EXPRESS OR IMPLIED APPROVAL OR ENDORSEMENT BY ANY OF SUCH FRANCHISORS (OR ANY OF THEIR AFFILIATES, SUBSIDIARIES OR DIVISIONS) OF THE COMPANY OR THE NOTES OFFERED HEREBY.

LEGAL PROCEEDINGS

    The Company is involved in various lawsuits arising in the normal course of business. The Company believes that the ultimate outcome of these lawsuits will not have a material adverse effect on the Company.

GOVERNMENTAL REGULATION

    A number of states regulate the licensing of hotels and restaurants, including liquor license grants, by requiring registration, disclosure statements and compliance with specific standards of conduct. The Company believes that it is substantially in compliance with these requirements. Managers of hotels are also subject to laws governing their relationship with hotel employees, including minimum wage requirements, overtime, working conditions and work permit requirements. Compliance with, or changes in, these laws could reduce the revenue and profitability of the Owned Hotels and could otherwise adversely affect the Company's operations.

    Under the ADA (as defined herein), all public accommodations are required to meet certain requirements related to access and use by disabled persons. These requirements became effective in 1992. Although significant amounts have been and continue to be invested in ADA required upgrades to the Owned Hotels, a determination that the Company is not in compliance with the ADA could result in a judicial order requiring compliance, imposition of fines or an award of damages to private litigants. The Company is likely to incur additional costs of complying with the ADA; however, such costs are not expected to have a material adverse effect on the Company's results of operations or financial condition. See "Risk Factors--Governmental Regulation."

    For a description of certain environmental regulations to which the Company is subject, see "Risk Factors--Environmental Risks."

                            DESCRIPTION OF THE NOTES

    The Notes will be issued under an indenture to be dated as of October   ,
1997 (the "Indenture"), between the Company and          , as trustee (the
"Trustee"). A copy of the Indenture (as defined below) will be available from the Trustee upon request by a registered holder of the Notes. The following summaries of certain provisions of the Notes and the Indenture do not purport to be complete and are subject to, and are qualified in their entirety by reference to, all the provisions of the Notes and the Indenture, including the definitions therein of certain terms which are not otherwise defined in this Prospectus. Wherever particular provisions or defined terms of the Indenture (or of the form of Note which is a part thereof) are referred to, such provisions or defined terms are incorporated herein by reference.

GENERAL

    The Notes represent unsecured general obligations of the Company subordinate in right of payment to certain other obligations of the Company as described under "Subordination of Notes" and convertible into Common Stock as described under "Conversion of Notes." The Notes will be limited to $125,000,000 ($143,750,000 if the Underwriters' over-allotment option is exercised in full) aggregate principal amount, will be issued only in denominations of $1,000 or
any multiple thereof and will mature on October   , 2004, unless earlier
converted or redeemed at the option of the Company or at the option of the holder upon a Change of Control.

    The Indenture does not contain any financial covenants or restrictions on the payment of dividends, the incurrence of Senior Indebtedness or the issuance or repurchase of securities of the Company. The Indenture contains no covenants or other provisions to afford protection to holders of the Notes in the event of a highly leveraged transaction or a change in control of the Company except to the extent described under "Redemption at the Option of Holders."

    The Notes will bear interest at the annual rate set forth on the cover page
hereof from October   , 1997, payable semi-annually on April        and October
       , commencing on April   , 1998, to holders of record at the close of
business on the preceding April   and October   , respectively, except (i) that
the interest payment upon redemption (unless the date of redemption is an interest payment date) will be payable to the Person (as defined in the Indenture) to whom principal is payable and (ii) as set forth in the next succeeding sentence. In the case of any Note (or portion thereof) which is converted into Common Stock during the period from (but excluding) a record date to (but excluding) the next succeeding interest payment date either (i) if such Note (or portion thereof) has been called for redemption on a date of redemption which occurs during such period, or is to be redeemed in connection with a Change of Control on a Change of Control Purchase Date (as defined below) which occurs during such period, the Company shall not be required to pay interest on such interest payment date in respect of any such Note (or portion thereof) or
(ii) if otherwise, any Note (or portion thereof) submitted for conversion during such period shall be accompanied by funds equal to the interest payable on such succeeding interest payment date on the aggregate principal amount so converted. See "--Conversion of Notes." Interest may, at the Company's option, be paid either (i) by check mailed to the address of the Person entitled thereto as it appears in the Note register or (ii) by transfer to an account maintained by such Person located in the United States; PROVIDED, HOWEVER, that payments to The Depository Trust Company, New York, New York ("DTC") will be made by wire transfer of immediately available funds to the account of DTC or its nominee. Interest will be computed on the basis of a 360-day year composed of twelve 30-day months.

    The Company may not reissue a Note that has matured or been converted, redeemed or otherwise canceled (except for registration of transfer, exchange or replacement thereof).

    It is expected that the Notes will be listed on the New York Stock Exchange.

BOOK ENTRY; DELIVERY AND FORM

    The Notes will be issued in fully registered form, without coupons, in denominations of $1,000 principal amount and multiples thereof.

    The Notes will be evidenced by one or more global notes (each a "Global Note"), which will be deposited with, or on behalf of, DTC and registered in the name of Cede & Co. ("Cede") as DTC's nominee. Except as set forth below, the Global Note may be transferred, in whole or in part, only to another nominee of DTC or to a successor of DTC or its nominee. Non-U.S. Persons, if any, will be required to hold their Notes in definitive registered form. As a result, the ability to transfer beneficial interests in such Notes may be limited.

    Non-U.S. Persons who are not DTC participants ("Participants") may beneficially own interests in Global Notes held by DTC only through Participants, including Morgan Guaranty Trust Company of New York, Brussels office, as operator of the Euroclear System ("Euroclear") and Cedel, S.A. ("Cedel"), or certain banks, brokers, dealers, trust companies and other parties that clear through or maintain a custodial relationship with a Participant, either directly or indirectly ("Indirect Participants"). So long as Cede, as the nominee of DTC, is the registered owner of the Global Note, Cede for all purposes will be considered the sole holder of the Global Note. Except as provided below, owners of beneficial interests in the Global Note will not be entitled to have certificates registered in their names, will not receive or be entitled to receive physical delivery of certificates in definitive form, and will not be considered the holders thereof.

    Payment of interest on and the Redemption Price of the Global Note will be made to Cede, the nominee for DTC, as the registered owner of the Global Note by wire transfer of immediately available funds on each interest payment date or the redemption date, as the case may be. Neither the Company, the Trustee nor any paying agent will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in the Global Note or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.

    The Company has been informed by DTC that, with respect to any payment of interest on, or the Redemption Price of, the Global Note, DTC's practice is to credit Participants' accounts on the payment date therefor with payments in amounts proportionate to their respective beneficial interests in the principal amount represented by the Global Note as shown on the records of DTC, unless DTC has reason to believe that it will not receive payment on such payment date. Payments by Participants to owners of beneficial interests in the principal amount represented by the Global Note held through such Participants will be the responsibility of such Participants, as is now the case with securities held for the accounts of customers registered in "street name."

    Because DTC can only act on behalf of Participants, who in turn act on behalf of Indirect Participants and certain banks, the ability of a Person having a beneficial interest in the principal amount represented by the Global Note to pledge such interest to persons or entities that do not participate in the DTC system, or otherwise take actions in respect of such interest, may be affected by the lack of a physical certificate evidencing such interest.

    Neither the Company nor the Trustee (or any registrar, paying agent or conversion agent under the Indenture) will have any responsibility for the performance by DTC or its Participants or Indirect Participants of their respective obligations under the rules and procedures governing their operations. DTC has advised the Company that it will take any action permitted to be taken by a holder of Notes (including, without limitation, the presentation of Notes for exchange as described below), only at the direction of one or more Participants to whose account with DTC interests in the Global Note are credited, and only in respect of the principal amount of the Notes represented by the Global Note as to which such Participant or Participants has or have given such direction.

    DTC has advised the Company as follows: DTC is a limited purpose trust company organized under the New York Banking Law, a "banking organization" within the meaning of the New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code and a "clearing agency" registered pursuant to the provisions of
Section 17A of the Exchange Act. DTC holds securities that its Participants deposit with DTC. DTC also facilitates the clearance and settlement of securities transactions between Participants through electronic book-entry changes to the accounts of its Participants, thereby eliminating the need for physical movement of certificates. Participants include securities brokers and dealers, banks, trust companies and clearing corporations. Certain of such Participants (or their representatives), together with other entities, own DTC. Indirect access to the DTC system is available to others such as banks, brokers, dealers and trust companies that clear through, or maintain a custodial relationship with, a Participant, either directly or indirectly.

    Although DTC has agreed to the foregoing procedures in order to facilitate transfers of interests in the Global Note among Participants, it is under no obligation to perform or continue to perform such procedures, and such procedures may be discontinued at any time. If DTC is at any time unwilling or unable to continue as depositary and a successor depositary is not appointed by the Company within 90 days, the Company will cause the Notes to be issued in definitive form in exchange for the Global Note.

CERTIFICATED NOTES

    Notes sold to investors that are Non-U.S. Persons will be issued in definitive registered form and may not be represented by the Global Note. In addition, holders of Notes may request that certificated Notes be issued in exchange for Notes represented by the Global Note. Furthermore, certificated Notes may be issued in exchange for Notes represented by the Global Note if no successor depositary is appointed by the Company as set forth above under "Book-Entry; Delivery and Form."

CONVERSION OF NOTES

    A Note holder may convert a Note into Common Stock of the Company at any time after 90 days following the latest date of original issuance of the Notes through the close of business on the final maturity date of the Notes; PROVIDED that if a Note is called for redemption, the holder may convert such Note only until the close of business on the day prior to the redemption date. A Note in respect of which a holder is exercising its option to require redemption upon a Change of Control may be converted only if such holder withdraws its election to exercise its option in accordance with the terms of the Indenture. A holder may convert such holder's Notes in part so long as such part is $1,000 principal amount or an integral multiple thereof. If Notes not called for redemption are converted after a record date for the payment of interest and prior to the succeeding interest payment date, such Notes must be accompanied by funds equal to the interest payable on such succeeding interest payment date on the principal amount so converted; PROVIDED that no such payment will be required if the Company exercises its rights to redeem the Notes.

    The initial Conversion Rate is    shares of Common Stock per $1,000
principal amount of Notes, subject to adjustment upon the occurrence of certain events. A Note holder who would otherwise be entitled to a fractional share of Common Stock shall receive cash equal to the then current market value of such fractional share. The Company's delivery to the holder of the fixed number of shares of Common Stock into which the Note is convertible (together with the cash payment in lieu of any fractional share of Common Stock) will be deemed to satisfy the Company's obligation to pay the principal amount of the Note and accrued interest thereon. Thus, the accrued interest is deemed to be paid in full rather than canceled, extinguished or forfeited. The Conversion Rate will not be adjusted at any time during the term of the Notes for accrued interest.

    To convert a Note into shares of Common Stock, the holder of a Note must (i) complete and manually sign the Conversion Notice on the back of the Note (or complete and manually sign a facsimile thereof) and deliver such notice to the Conversion Agent, (ii) surrender the Note to the Conversion Agent, (iii) if required, furnish appropriate endorsements and transfer documents, (iv) if required, pay all transfer or similar taxes, and (v) if required, pay funds equal to interest payable on the next interest payment date. Pursuant to the Indenture, the date on which all of the foregoing requirements have been satisfied is the date of surrender for conversion.

    The initial Conversion Rate is subject to adjustment under formulae as set forth in the Indenture in certain events, including:

    (i) the issuance of Common Stock of the Company as a dividend or distribution on the Common Stock;

    (ii) certain subdivisions and combinations of the Common Stock;

    (iii) the issuance to all holders of Common Stock of certain rights or warrants to purchase Common Stock;

    (iv) the distribution to all holders of Common Stock of capital stock (other than Common Stock), of evidences of Indebtedness of the Company or of assets (including securities, but excluding those rights, warrants, dividends and distributions referred to in clause (iii) above or paid in cash);

    (v) distributions consisting of cash, excluding any quarterly cash dividend on the Common Stock to the extent that the aggregate cash dividend per share of Common Stock in any quarter does not exceed the greater of (x) the amount per share of Common Stock of the next preceding quarterly cash dividend on the Common Stock to the extent that such preceding quarterly dividend did not require an adjustment of the Conversion Rate pursuant to this clause (v) (as adjusted to reflect subdivisions or combinations of the Common Stock), and (y)
   percent of the average of the last reported sales price of the Common Stock during the ten trading days immediately prior to the date of declaration of such dividend, and any dividend or distribution in connection with the liquidation, dissolution or winding up of the Company. If an adjustment is required to be made as set forth in this clause (v) as a result of a distribution that is a quarterly dividend, such adjustment would be based upon the amount by which such distribution exceeds the amount of the quarterly cash dividend permitted to be excluded pursuant to this clause (v). If an adjustment is required to be made as set forth in this clause (v) as a result of a distribution that is not a quarterly dividend, such adjustment would be based upon the full amount of the distribution;

    (vi) payment in respect of a tender offer or exchange offer by the Company or any subsidiary of the Company for the Common Stock to the extent that the cash and value of any other consideration included in such payment per share of Common Stock exceeds the Current Market Price (as defined in the Indenture) per share of Common Stock on the trading day next succeeding the last date on which tenders or exchanges may be made pursuant to such tender or exchange offer; and

    (vii) payment in respect of a tender offer or exchange offer by a Person other than the Company or any subsidiary of the Company in which, as of the closing date of the offer, the Board of Directors is not recommending rejection of the offer. The adjustment referred to in this clause (vii) will only be made if the tender offer or exchange offer is for an amount which increases the offeror's ownership of Common Stock to more than 25% of the total shares of Common Stock outstanding, and if the cash and value of any other consideration included in such payment per share of Common Stock exceeds the Current Market Price per share of Common Stock on the business day next succeeding the last date on which tenders or exchanges may be made pursuant to such tender or exchange offer. The adjustment referred to in this clause (vii) will generally not be made, however, if, as of the closing of the offer, the offering documents with respect to such offer disclose a plan or an intention to cause the Company to engage in a consolidation or merger of the Company or a sale of all or substantially all of the Company's assets.

    In the case of (i) any reclassification of the Common Stock, or (ii) a consolidation, merger or combination involving the Company or a sale or conveyance to another Person of the property and assets of the Company as an entirety or substantially as an entirety, in each case as a result of which holders of Common Stock shall be entitled to receive stock, other securities, other property or assets (including cash) with respect to or in exchange for such Common Stock, the holders of the Notes then outstanding will generally be entitled thereafter to convert such Notes into the kind and amount of shares of stock, other securities or other property or assets which they would have owned or been entitled to receive upon such reclassification, change, consolidation, merger, combination, sale or conveyance had such Notes been converted into Common Stock immediately prior to such reclassification, consolidation, merger, combination, sale or conveyance assuming that a holder of Notes would not have exercised any rights of election as to the stock, other securities or other property or assets receivable in connection therewith.

    In the event of a taxable distribution to holders of Common Stock or in certain other circumstances requiring Conversion Rate adjustments, the holders of Notes may, in certain circumstances, be deemed to have received a distribution subject to United States income tax as a dividend; in certain other circumstances, the absence of such an adjustment may result in a taxable dividend to the holders of Common Stock. See "Certain United States Federal Income Tax Considerations."

    The Company may, from time to time to the extent permitted by law, increase the Conversion Rate by any amount for any period of at least 20 days, in which case the Company shall give at least 15 days' notice of such increase if the Company's Board of Directors has made a determination that such increase would be in the best interests of the Company, which determination shall be conclusive. The Company may, at its option, make such increases in the Conversion Rate, in addition to those set forth above, as the Board of Directors deems advisable to avoid or diminish any income tax to holders of Common Stock resulting from any dividend or distribution of stock (or rights to acquire stock) or from any event treated as such for income tax purposes.

    No adjustment in the Conversion Rate will be required unless such adjustment would require a change of at least one percent in the Conversion Rate then in effect; PROVIDED that any adjustment that would otherwise be required to be made shall be carried forward and taken into account in any subsequent adjustment. Except as stated above, the Conversion Rate will not be adjusted for the issuance of Common Stock or any securities convertible into or exchangeable for Common Stock or carrying the right to purchase any of the foregoing.

    The Indenture will provide that if the Company implements a stockholders' rights plan, such rights plan must provide that upon conversion of the Notes the holders will receive, in addition to the Common Stock issuable upon such conversion, such rights whether or not such rights have separated from the Common Stock at the time of such conversion.

OPTIONAL REDEMPTION BY THE COMPANY

    No sinking fund is provided for the Notes. Prior to October   , 2000, the
Notes will not be redeemable at the option of the Company. At any time on or after such date, the Company may redeem the Notes for cash as a whole at any time, or from time to time, in part at the applicable Redemption Price together with accrued and unpaid interest to, but excluding, the date fixed for redemption; PROVIDED that any semi-annual payment of interest becoming due on the date fixed for redemption shall be payable to the holders of such Notes registered on the relevant record date. Not less than 30 days' nor more than 60 days' notice of redemption shall be given by mail to holders of Notes. The Notes will be redeemable in integral multiples of $1,000 principal amount.

    The table below shows Redemption Prices of a Note per $1,000 principal
amount (each, a "Redemption Price"), at October   , 2000, October   , 2001, at
each October   thereafter prior to maturity and at maturity on October   , 2004.

                                                                                   REDEMPTION
REDEMPTION DATE                                                                       PRICE
---------------------------------------------------------------------------------  -----------
October   , 2000.................................................................
October   , 2001.................................................................
October   , 2002.................................................................
October   , 2003.................................................................
October   , 2004.................................................................

    If less than all of the outstanding Notes are to be redeemed, the Trustee shall select the Notes to be redeemed in principal amounts of $1,000 or multiples thereof by lot, pro rata or by another method the Trustee considers fair and appropriate. If a portion of a holder's Notes is selected for partial redemption and such holder converts a portion of such Notes, such converted portion shall be deemed to be of the portion selected for redemption.

REDEMPTION AT THE OPTION OF HOLDERS

    In the event of a Change in Control, each holder will have the option, subject to the terms and conditions of the Indenture, to require the Company to repurchase all or any part (PROVIDED that the principal amount must be $1,000 or an integral multiple thereof) of the holder's Notes as of the date that is 30 Business Days after the date of the Company's notice of the occurrence of such Change in Control (the "Change in Control Purchase Date") for a purchase price equal to 100% of the principal amount thereof, plus accrued and unpaid interest up to but not including the Change in Control Purchase Date; PROVIDED that any semi-annual payment of interest becoming due on the Change in Control Purchase Date shall be payable to the holders of record on the relevant record date of the Notes being repurchased.

    Within ten Business Days after the occurrence of a Change in Control, the Company is required to mail to each holder and to the Trustee a written notice of the occurrence of such Change in Control, setting forth, among other things, the terms and conditions of, and the procedures required for exercise of, the Holder's right to require the repurchase of such holder's Notes.

    To exercise the repurchase right upon a Change in Control, a holder must deliver written notice of such exercise to the Trustee at any time prior to the close of business on the Change in Control Purchase Date, specifying the Notes with respect to which the repurchase right is being exercised. Such notice of exercise may be withdrawn by the holder by a written notice of withdrawal delivered to the Trustee at any time prior to the close of business on the Change in Control Purchase Date. A Change in Control shall be deemed to have occurred if any of the following occurs after the original issuance of the
Notes:

    (i) the acquisition by any Person (including any syndicate or group deemed to be a "person" under Section 13(d)(3) or 14(d)(2) of the Exchange Act or a successor provision) of beneficial ownership, directly or indirectly, through a purchase, merger, or other acquisition transaction or series of transactions, of shares of capital stock of the Company entitling such Person to exercise more than 50% of the total voting power of all shares of capital stock of the Company entitling the holders thereof to vote generally in elections of directors; or

    (ii) any consolidation of the Company with, or merger of the Company into, any other Person, any merger of another Person into the Company, or any sale, lease, or exchange in one transaction or a series of related transactions, of all or substantially all of the property and assets of the Company to another Person (other than (a) any such transaction pursuant to which the holders of 50% or more of the total voting power of all shares of capital stock of the Company entitled to vote generally in elections of directors immediately prior to such transaction have, directly or indirectly, at least 50% or more of the total voting power of all shares of capital stock of the continuing or surviving corporation entitled to vote generally in elections of directors of the continuing or surviving corporation immediately after such transaction, and (b) a merger which (1) does not result in any reclassification, conversion, exchange, or cancellation of outstanding shares of capital stock of the Company or (2) is effected primarily to change the jurisdiction of incorporation of the Company and results in reclassification, conversion, or exchange of outstanding shares of Common Stock solely into shares of Common Stock of the surviving entity); PROVIDED, HOWEVER, that a Change in Control shall not be deemed to have occurred if the closing price per share of the Common Stock for any 10 trading days within the period of 20 consecutive trading days ending immediately before the occurrence of the event that would otherwise constitute a Change in Control shall equal or exceed 105% of the Conversion Price of the Notes in effect on each such trading day.

    A "beneficial owner" shall be determined in accordance with Rule 13d-3 promulgated by the commission under the Exchange Act, as in effect on the date of execution of the Indenture.

    The term "all or substantially all" as used in clause (ii) of the definition of Change in Control has not been interpreted under New York law (which is the governing law of the Indenture) to represent a specific quantitative test. As a consequence, in the event the holders of the Notes elected to exercise their rights under the Indenture and the Company elected to contest such election, there could be no assurance as to how a court would interpret the phrase under New York law, which may have the effect of preventing the Trustee or the holders of the Notes from successfully asserting that a Change in Control has occurred.

    The Company will comply with the provisions of Rule 13e-4 and rule 14e-1 under the Exchange Act, will file Schedule 13e-4 or any successor or similar schedule required thereunder, and will otherwise comply with all federal and state securities laws in connection with any offer by the Company to repurchase Notes at the option of the holders upon a Change in Control.

    If a Change in Control were to occur, there can be no assurance that the Company would have sufficient financial resources, or would be able to arrange financing, to pay the repurchase price for all Notes tendered by holders thereof. A default of the Company on its obligations to pay the repurchase price for all Notes tendered by holders thereof could result in acceleration of the payment of other indentures of the Company at the time outstanding purchase to cross-default provisions.

    The 1997 Credit Facility, which constitutes Senior Indebtedness, provides that the Company must receive its lenders written consent prior to entering into a consolidation, merger or other combination. Failure to receive such consent would cause any repurchase of the Notes, absent a waiver, to be blocked by the subordination provisions of the Notes. Even if such event of default did not occur or was waived, the exercise by any Holder of Notes of the right to require the Company to repurchase Notes as a result of the occurrence of a Change in Control could create an event of default under Senior Indebtedness of the Company, as a result of which any repurchase could, absent a waiver, be blocked by the subordination provisions of the Notes. See "--Subordination of Notes." Further, the terms of future Senior Indebtedness or other future Indebtedness ranking pari passu in right of payment with the Notes could require that such indebtedness be repaid upon the occurrence of a Change in Control. Failure by the Company to repurchase the Notes when required will result in an Event of Default with respect to the Notes whether or not such repurchase is permitted by the subordination provisions thereof. Any such default may, in turn, cause a default under Senior Indebtedness or other Indebtedness of the Company.

    The Change in Control repurchase feature of the Notes may in certain circumstances have the effect of delaying, deferring or preventing a Change of Control or other attempts to acquire control of the Company. Consequently, this right may render more difficult or discourage a merger, consolidation or tender offer (event if such transaction is supported by the Company's Board of Directors or is favorable to the stockholders), the assumption of control by a holder of a large block of the Company's shares and the removal of incumbent management. The Company is not aware of any specific effort to accumulate shares of Common Stock or to obtain control of the Company by means of merger, tender offer, solicitation, or otherwise, nor is the Change in Control repurchase feature part of a plan by management to adopt a series of anti-takeover provisions. Rather, the Change in Control repurchase feature is a result of negotiations between the Company and the Underwriters.

    The foregoing provisions would not necessarily afford the holders protection in the event of a highly leveraged transaction, reorganization, restructuring, merger, spin-off or similar transaction involving the Company that may adversely affect the holders.

SUBORDINATION OF NOTES

    The Indebtedness evidenced by the Notes is subordinated to the extent provided in the Indenture to the prior payment in full of all Senior Indebtedness. The Notes will also be effectively subordinated to all Indebtedness and liabilities of subsidiaries of the Company. Upon any distribution of assets of the Company upon any dissolution, winding up, liquidation or reorganization, the payment of the principal of, premium, if any, and interest on the Notes is to be subordinated to the extent provided in the Indenture in right of payment to the prior payment in full in cash of all Senior Indebtedness. In the event of any acceleration of the Notes because of an Event of Default, the holders of any Senior Indebtedness then outstanding would be entitled to payment in full in cash of all obligations in respect of such Senior Indebtedness before the holders of the Notes are entitled to receive any payment or distribution in respect thereof. The Indenture will require that the Company promptly notify holders of Senior Indebtedness if payment of the Notes is accelerated because of an Event of Default.

    The Company also may not make any payment upon or in respect of the Notes if
(i) a default in the payment of the principal of, premium, if any, interest, rent or other obligations in respect of Senior Indebtedness occurs and is continuing beyond any applicable period of grace or (ii) any other default occurs and is continuing with respect to Designated Senior Indebtedness (as defined herein) that permits holders of the Designated Senior Indebtedness as to which such default relates to accelerate its maturity and the Trustee receives a notice of such default (a "Payment Blockage Notice") from the Company or other Person permitted to give such notice under the Indenture. Payments on the Notes may and shall be resumed (a) in case of a payment default, upon the date on which such default is cured or waived and (b) in case of a nonpayment default, the earlier of the date on which such nonpayment default is cured or waived or 179 days after the date on which the applicable Payment Blockage Notice is received. No new period of payment blockage may be commenced pursuant to a Payment Blockage Notice unless and until (i) 365 days have elapsed since the initial effectiveness of the immediately prior Payment Blockage Notice and (ii) all scheduled payments of principal, premium, if any, and interest on the Notes that have come due have been paid in full in cash. During any period of payment blockage, any payment that otherwise would have been made during such period will accrue interest, to the extent legally permissible, at the annual rate set forth on the cover page hereof from the date on which such payment was required under the terms of the Indenture until the date of payment. No nonpayment default that existed or was continuing on the date of delivery of any Payment Blockage Notice to the Trustee shall be, or shall be made, the basis for a subsequent Payment Blockage Notice.

    By reason of the subordination provisions described above, in the event of the Company's bankruptcy, dissolution or reorganization, holders of Senior Indebtedness may receive more, ratably, and holders of the Notes may receive less, ratably, than the other creditors of the Company. Such subordination will not prevent the occurrence of any Event of Default under the Indenture.

    The term "Senior Indebtedness" means the principal of, premium, if any, interest (including all interest accruing subsequent to the commencement of any bankruptcy or similar proceeding, whether or not a claim for post-petition interest is allowable as a claim in any such proceeding) and rent payable on or in connection with, and all fees, cost, expenses and other amounts accrued or due on or in connection with, Indebtedness of the Company, whether outstanding on the date of the Indenture or thereafter created, incurred, assumed, guaranteed or in effect guaranteed by the Company (including all deferrals, renewals, extensions or refundings of, or amendments, modifications or supplements to, the foregoing), unless in the case of any particular Indebtedness the instrument creating or evidencing the same or the assumption or guarantee thereof expressly provides that such Indebtedness shall not be senior in right of payment to the Notes or expressly provides that such Indebtedness is pari passu with or junior to the Notes. Notwithstanding the foregoing, the term Senior Indebtedness shall not include any Indebtedness of the Company to any subsidiary of the Company, a majority of the voting stock of which is owned, directly or indirectly, by the Company.

    The term "Indebtedness" means, with respect to any Person, and without duplication:

    (a) all indebtedness, obligations and other liabilities (contingent or otherwise) of such Person for borrowed money (including obligations of the Company in respect of overdrafts, foreign exchange contracts, currency exchange agreements, interest rate protection agreements, and any loans or advances from banks, whether or not evidenced by notes or similar instruments) or evidenced by bonds, debentures, notes or similar instruments (whether or not the recourse of the lender is to the whole of the assets of such Person or to only a portion thereof) (other than any account payable or other accrued current liability or obligation incurred in the ordinary course of business in connection with the obtaining of materials or service),

    (b) all reimbursement obligations and other liabilities (contingent or otherwise) of such Person with respect to letters of credit, bank guarantees or bankers' acceptances,

    (c) all obligations and liabilities (contingent or otherwise) in respect of leases of such Person required, in conformity with generally accepted accounting principles, to be accounted for as capitalized lease obligations on the balance sheet of such Person and all obligations and other liabilities (contingent or otherwise) under any lease or related document (including a purchase agreement) in connection with the lease of real property which provides that such Person is contractually obligated to purchase or cause a third party to purchase the leased property and thereby guarantee a minimum residual value of the leased property to the lessor and the obligations of such Person under such lease or related document to purchase or to cause a third party to purchase such leased property,

    (d) all obligations of such Person (contingent or otherwise) with respect to an interest rate or other swap, cap or collar agreement or other similar instrument or agreement or foreign currency hedge, exchange, purchase or similar instrument or agreement,

    (e) all direct or indirect guaranties or similar agreements by such Person in respect of, and obligations or liabilities (contingent or otherwise) of such Person to purchase or otherwise acquire or otherwise assure a creditor against loss in respect of, indebtedness, obligations or liabilities of another Person of the kind described in clauses (a) through (d),

    (f) any indebtedness or other obligations described in clauses (a) through
(d) secured by any mortgage, pledge, lien or other encumbrance existing on property which is owned or held by such Person, regardless of whether the indebtedness or other obligation secured thereby shall have been assumed by such Person, and

    (g) any and all deferrals, renewals, extensions and refundings of, or amendments, modifications or supplements to, any indebtedness, obligation or liability of the kind described in clauses (a) through (f).

    The term "Designated Senior Indebtedness" means any particular Senior Indebtedness in which the instrument creating or evidencing the same or the assumption or guarantee thereof (or related agreements or documents to which the Company is a party) expressly provides that such Senior Indebtedness shall be "Designated Senior Indebtedness" for purposes of the Indenture; PROVIDED that such instrument, agreement or other document may place limitations and conditions on the right of such Senior Indebtedness to exercise the rights of Designated Senior Indebtedness.

    At June 30, 1997, on a pro forma basis, the Company had approximately $439.9 million of outstanding Senior Indebtedness. The Company intends to use the proceeds of the sale of the Notes to repay a portion of the borrowings outstanding under the 1997 Credit Facility. The Indenture will not limit the amount of additional Indebtedness, including Senior Indebtedness, which the Company can create, incur, assume or guarantee, nor will the Indenture limit the amount of Indebtedness or liabilities which any subsidiary can create, incur, assume or guarantee.

    In the event that, notwithstanding the foregoing, the Trustee or any holder of the Notes receives any payment or distribution of assets of the Company of any kind in contravention of any of the subordination provisions of the Indenture, whether in cash, property or securities, including, without limitation, by way of set-off or otherwise, in respect of the Notes before all Senior Indebtedness is paid in full, then such payment or distribution will be held by the recipient in trust for the benefit of holders of Senior Indebtedness or their representatives to the extent necessary to make payment in full of all Senior Indebtedness remaining unpaid, after giving effect to any concurrent payment or distribution, or provision therefor, to or for the holders of Senior Indebtedness.

    The Company is obligated to pay reasonable compensation to the Trustee and to indemnify the Trustee against certain losses, liabilities or expenses incurred by it in connection with its duties relating to the Notes. The Trustee's claims for such payments will generally be senior to those of holders of the Notes in respect of all funds collected or held by the Trustee.

EVENTS OF DEFAULT; NOTICE AND WAIVER

    An Event of Default is defined in the Indenture as being: (i) default for 30 days in payment of any installment of interest on any Note (whether or not payment is prohibited by the subordination provisions of the Indenture); (ii) default in payment of the principal amount or Redemption Price, with respect to any Note when such becomes due and payable; (iii) default by the Company for 30 days after notice in the observance or performance of any other covenants in the Indenture; or (iv) certain events involving bankruptcy, insolvency or reorganization of the Company. The Indenture provides that the Trustee may withhold notice to the holders of the Notes of any default (except in payment of principal of, premium, if any, or interest with respect to the Notes) if the Trustee considers it in the interest of the holders of the Notes to do so.

    The Indenture provides that if an Event of Default shall have occurred and be continuing, the Trustee or the holders of not less than 25% in aggregate principal amount of the Notes then outstanding may declare the principal amount of the Notes, plus accrued and unpaid interest on the Notes to the date of such declaration, to be due and payable immediately. In the case of certain events of bankruptcy or insolvency, the principal amount of the Notes plus interest on the Notes to the occurrence of such event shall automatically become and be immediately due and payable. However, if the Company shall cure all defaults (except the nonpayment of principal amount or accrued interest on any of the Notes which shall have become due by acceleration) and certain other conditions are met, with certain exceptions, such declaration may be canceled and past defaults may be waived by the holders of a majority of the principal amount of the Notes then outstanding.

    The holders of a majority in principal amount of the Notes then outstanding shall have the right to direct the time, method and place of conducting any proceedings for any remedy available to the Trustee, subject to certain limitations specified in the Indenture.

MODIFICATION OF THE INDENTURE

    The Indenture contains provisions permitting the Company and the Trustee, with the consent of the holders of not less than a majority in principal amount of the Notes at the time outstanding, to modify the Indenture or any supplemental indenture or the rights of the holders of the Notes; PROVIDED, HOWEVER, no such modification may (i) extend the fixed maturity of any Note, reduce the rate or extend the time for payment of interest thereon, reduce the principal amount, Redemption Price or interest, if any, change the obligation of the Company to repurchase any Note upon the happening of any Change of Control in a manner adverse to holders of Notes or impair the right of a holder to institute suit for the payment thereof, change the currency in which the Notes are payable, impair the right to convert the Notes into Common Stock subject to the terms set forth in the Indenture in a manner adverse to the holders of the Notes in any material respect, without the consent of each holder of a Note so affected, or (ii) reduce the aforesaid percentage of Notes whose holders are required to consent to any such supplemental indenture, without the consent of the holders of all of the Notes then outstanding. The Indenture also provides for certain modifications of its terms without the consent of holders of the Notes for certain specified purposes, including, among other things, curing ambiguities, defects or inconsistencies, qualifying or maintaining the qualifications of the Indenture under the Trust Indenture Act of 1939, as amended (the "TIA"), or making any change that does not adversely affect the rights of any Note holder.

INFORMATION CONCERNING THE TRUSTEE

        , as the "Trustee" under the Indenture, has been appointed by the Company as paying agent, conversion agent, registrar and custodian with regard to the Notes. The Indenture provides that, except during the continuance of an Event of Default, the Trustee thereunder will exercise such rights and powers vested in it under the Indenture and use the same degree of care and skill in its exercise as a prudent Person would exercise under the circumstances in the conduct of such Person's own affairs.

    The Indenture and provisions of the TIA, incorporated by reference therein, contain limitations on the rights of the Trustee thereunder, should it become a creditor of the Company, to obtain payment of certain claims in certain cases or to realize on certain property received by it in respect of any such claims, as security or otherwise. The Trustee is permitted to engage in other transactions; PROVIDED, HOWEVER, that it acquires any conflicting interest (within the meaning of the TIA) it must eliminate such conflicting interest or resign.

GOVERNING LAW

    The Indenture and the Notes provide that they will be governed by the laws of the State of New York.

TAXATION OF NOTES

    See "Certain United States Federal Income Tax Considerations" for a discussion of certain federal income tax matters.

            CERTAIN UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

    The following is a general discussion of certain material United States federal income tax consequences of the purchase, ownership and disposition of the Notes (and of Common Stock acquired upon a conversion of the Notes) to the initial holders thereof. This discussion is based on provisions of the Internal Revenue Code of 1986, as amended (the "Code"), Treasury regulations promulgated thereunder, and administrative and judicial interpretations thereof now in effect, all of which are subject to change, possibly with retroactive effect. This discussion addresses the tax consequences to the initial holders of Notes and does not address the tax consequences to subsequent holders of Notes. Furthermore, this discussion is limited to holders who hold the Notes as capital assets. This discussion is for general information only, and does not address all of the tax consequences that may be relevant to particular holders in light of their personal circumstances, or to certain types of holders (such as certain financial institutions, insurance companies, tax exempt entities, dealers in securities, Non-U.S. Holders or persons who have hedged the interest rate).

    As used herein, the term "United States Holder" or "U.S. Holder" means a holder of a Note, or of Common Stock acquired upon conversion of a Note, that is for United States federal income tax purposes (i) a citizen or resident of the United States, (ii) a corporation or partnership created or organized in or under the laws of the United States or of any State, (iii) an estate the income of which is subject to United States federal income taxation regardless of source, or (iv) a trust which is subject to the supervision of a court within the United States and the control of a U.S. Person. As used herein "Non-U.S. Holder" means any beneficial owner who is not a U.S. Holder.

    PROSPECTIVE PURCHASERS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS AS TO THE PARTICULAR TAX CONSEQUENCES TO THEM OF THE ACQUISITION, OWNERSHIP AND DISPOSITION OF THE NOTES OR COMMON STOCK, INCLUDING THE APPLICABILITY OF ANY FEDERAL ESTATE OR GIFT TAX LAWS OR ANY STATE, LOCAL OR FOREIGN TAX LAWS, CHANGES IN APPLICABLE TAX LAWS AND ANY PENDING OR PROPOSED LEGISLATION.

TAX TREATMENT OF INTEREST PAYMENTS

    Interest payments on the Notes will be includable in a United States Holder's taxable income as received or accrued in accordance with the holder's method of tax accounting.

SALE, EXCHANGE OR RETIREMENT OF THE NOTES

    Upon the sale, exchange, redemption, retirement at maturity or other disposition of a Note, a United States Holder generally will recognize capital gain or loss equal to the difference between the amount of cash plus the fair market value of all property received on such disposition (except to the extent such cash or property is attributable to accrued interest, which is taxable as ordinary income) and such holder's adjusted tax basis in the Note. For United States Holders other than individuals, such gain or loss will be long-term capital gain or loss if, at the time of such disposition, the United States Holder's holding period in the Note is more than one year. Certain changes to the Code, enacted recently as part of the Taxpayer Relief Act of 1997, will apply to United States Holders who are individuals. In general, the maximum tax rate for such holders on long-term capital gains will be 20% for most capital assets (including the Notes) held for more than 18 months. For individual holders holding Notes for more than one year but not more than 18 months, the maximum tax rate on capital gains will be 28%. Capital gain or loss will be short-term if the Note is held for one year or less.

ADJUSTMENTS TO CONVERSION RATE

    The Conversion Rate of the Notes is subject to adjustment under certain circumstances. See "Description of Notes--Conversion of Notes." Section 305 of the Code may treat a United States Holder of Notes as receiving a constructive distribution, taxable as a dividend to the extent of the Company's current or accumulated earnings and profits, in the case of certain adjustments in the Conversion Rate of the Notes that may occur in limited circumstances (particularly an adjustment to reflect a taxable dividend to holders of the Common Stock).

CONVERSION OF NOTES INTO COMMON STOCK

    Generally, no gain or loss will be recognized for federal income tax purposes on a conversion of the Notes into shares of Common Stock. However, cash paid in lieu of a fractional share of Common Stock will result in capital gain (or loss) to the extent of the difference between the amount of such cash and the portion of the adjusted basis of the Note allocable to such fractional share. The adjusted basis of shares of Common Stock received on conversion will equal the adjusted basis of the Note converted, reduced by the portion of such adjusted basis allocated to any fractional share of Common Stock deemed exchanged for cash. The holding period of the Common Stock received on conversion will include the period during which the converted Notes were held.

SALE OR EXCHANGE OF COMMON STOCK

    A United States Holder of Common Stock into which the Notes have been converted generally will recognize capital gain or loss upon the sale, exchange, redemption, or other disposition of the Common Stock measured by the difference between the amount realized on such disposition and the United States Holder's adjusted tax basis in the Common Stock. Such gain or loss will be long-term capital gain or loss if the holding period of the Common Stock (determined as described above under "Conversion of Notes into Common Stock") is more than one year at the time of the sale or exchange. Special rules may apply to certain redemptions of Common Stock which may result in different treatment.

BACK-UP WITHHOLDING

    A United States Holder of Notes or Common Stock may be subject to "back-up withholding" at a rate of 31% with respect to certain "reportable payments," including interest payments, dividend payments and, under certain circumstances, principal payments on the Notes and payments of the proceeds of the sale of Notes or Common Stock. These back-up withholding rules apply if the United States Holder, among other things, (i) fails to furnish a social security number or other taxpayer identification number ("TIN") certified under penalties of perjury within a reasonable time after the request therefor, (ii) furnishes an incorrect TIN, (iii) fails to report properly interest or dividends, or (iv) under certain circumstances, fails to provide a certified statement, signed under penalties of perjury, that the TIN furnished is the correct number and that such holder is not subject to back-up withholding. A United States Holder who does not provide the Company with its correct TIN also may be subject to penalties imposed by the IRS. Any amount withheld from a payment to a United States Holder under the back-up withholding rules is creditable against the United States Holder's federal income tax liability, provided the required information is furnished to the IRS. Back-up withholding does not apply, however, with respect to payments made to certain holders, including corporations, tax-exempt organizations and certain foreign persons, provided their exemption from back-up withholding is properly established. The Company will report to the holders of Notes and Common Stock and to the IRS the amount of any "reportable payments" for each calendar year and the amount of tax withheld, if any, with respect to such payments.

                                  UNDERWRITING

    The Underwriters of the Convertible Notes Offering (the "Underwriters"), for whom Lehman Brothers Inc. ("Lehman"), BT Alex. Brown Incorporated, Goldman, Sachs & Co., Merrill Lynch, Pierce, Fenner & Smith Incorporated, Montgomery Securities and Smith Barney Inc. are serving as representatives (the "Representatives") have severally agreed, subject to the terms and conditions of the underwriting agreement, the form of which has been filed as an exhibit to the Registration Statement of which this Prospectus is a part (the "Underwriting Agreement"), to purchase from the Company, and the Company has agreed to sell to the Underwriters, the aggregate principal amount of Notes set forth opposite their respective names below.

                                                                                   PRINCIPAL
UNDERWRITERS                                                                         AMOUNT
---------------------------------------------------------------------------------  ----------
Lehman Brothers Inc..............................................................
BT Alex. Brown Incorporated......................................................
Goldman, Sachs & Co..............................................................
Merrill Lynch, Pierce, Fenner & Smith
          Incorporated...........................................................
Montgomery Securities............................................................
Smith Barney Inc.................................................................
                                                                                   ----------
Total............................................................................
                                                                                   ----------
                                                                                   ----------

    The Underwriting Agreement provides that the obligations of the Underwriters to purchase Notes are subject to the approval of certain legal matters by counsel and to certain other conditions and that if any of the Notes are purchased by the Underwriters pursuant to the Underwriting Agreement, all the Notes agreed to be purchased by the Underwriters pursuant to the Underwriting Agreement, must be so purchased.

    The Company has been advised that the Underwriters propose to offer Notes directly to the public initially at the public offering price set forth on the cover page of this Prospectus Supplement and to certain selected dealers (who may include the Underwriters) at such public offering price less a selling
concession not to exceed    % of the principal amount thereof. The selected
dealers may reallow a concession not to exceed   % of the principal amount
thereof. After the initial offering of the Notes, the concession to selected dealers and the reallowance to other dealers may be changed by the Underwriters.

    The Company has agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act, or to contribute to the payments they may be required to make in respect thereto.

    The Company has granted to the Underwriters an option to purchase up to an additional $18,750,000 principal amount of Notes, at the public offering price, less the aggregate underwriting discounts and commissions, shown on the cover page of this Prospectus Supplement, solely to cover over-allotments, if any. Such option may be exercised at any time within 30 days after the date of the Underwriting Agreement. To the extent the Underwriters exercise such option, each of the Underwriters will be committed, subject to certain conditions, to purchase a principal amount of Notes proportionate to such Underwriter's initial commitment as indicated in the preceding table.

    In connection with the Offerings, the Company has agreed not to offer, sell, contract to sell or otherwise dispose of any shares of Common Stock or any securities convertible into or exercisable for Common Stock for a period of 180 days after the date of this Prospectus Supplement without the prior written consent of Lehman. In addition, certain executive officers of the Company have agreed not to offer, sell, contract to sell or otherwise dispose of any shares of Common Stock or any securities convertible into or exercisable for Common Stock for a period of 180 days after the date of this Prospectus Supplement without the prior written consent of Lehman. Such restriction will not apply to any shares purchased in the Equity Offering or otherwise on the open market. See "Risk Factors--Shares Available for Future Sale."

    The Underwriters do not intend to confirm sales to any accounts over which they exercise discretionary authority.

    Until the distributions of the Notes and Common Stock are completed, rules of the Securities and Exchange Commission may limit the ability of the Underwriters to bid for and purchase Notes or shares of Common Stock. As an exception to these rules, the Representatives are permitted to engage in certain transactions that stabilize the price of the Notes or Common Stock. Such transactions may consist of bids or purchases for the purpose of pegging, fixing or maintaining the price of the Notes or Common Stock.

    If the Underwriters create a short position in the Notes or Common Stock in connection with the Offerings, (i.e., if they sell more principal amount of Notes or shares of Common Stock than are set forth on the cover page of the Prospectus Supplements), the Representatives may reduce the short position by purchasing Notes or shares of Common Stock in the open market. The Representatives may elect to reduce any short position by exercising all or part of the over-allotment option described herein.

    The Representatives also may impose a penalty bid on certain Underwriters and selling group members. This means that if the Representatives purchase Notes or shares of Common Stock in the open market to reduce the Underwriters' short position or to stabilize the price of the Notes or Common Stock, they may reclaim the amount of the selling concession from the Underwriters and selling group members who sold those Notes or shares as part of the Offerings.

    In general, purchases of a security for the purpose of stabilization or to reduce a syndicate short position could cause the price of the security to be higher than it might otherwise be in the absence of such purchases. The imposition of a penalty bid might have an effect on the price of a security to the extent that it were to discourage resales of the security by purchasers in the Offerings.

    Neither the Company nor any of the Underwriters makes any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the Notes or Common Stock. In addition, neither the Company nor any of the Underwriters makes any representation that the Representatives will engage in such transactions or that such transactions, once commenced, will not be discontinued without notice.

    In July 1997, the Banks, including Lehman Holdings, an affiliate of Lehman, and Bankers Trust Company, an affiliate of BT Alex. Brown Incorporated, entered into the 1997 Credit Facility with the Company ($235.2 million was outstanding thereunder as of September 19, 1997), which facility is expected to be partially repaid with the net proceeds from the Offerings. See "Use of Proceeds." In August 1997, Lehman Holdings entered into the Non-Recourse Facility with the Company ($52.8 million was outstanding thereunder as of September 19, 1997), which facility is not expected to be repaid with proceeds from the Offerings.

    An affiliate of Lehman owns a minority equity interest in Acadia Partners, L.P.. In connection with a liquidating distribution of Acadia Partners, L.P., immediately prior to the date hereof, this affiliate of Lehman will receive approximately 170,000 shares of Common Stock which are not being sold in the Offerings. In addition, an affiliate of BT Alex. Brown Incorporated owns approximately 120,000 shares of Common Stock.

                                 LEGAL MATTERS

    The validity of the Notes will be passed upon for the Company by Paul, Weiss, Rifkind, Wharton & Garrison, New York, New York. Certain legal matters will be passed upon for the Underwriters by Hogan & Hartson L.L.P., Washington, D.C.

                                    EXPERTS

    The Company's financial statements as of December 31, 1996 and 1995, and for the years then ended, and the supplemental schedule and the financial statements of CapStar Management Company, L.P. as of December 31, 1994, and for the years ended December 31, 1994 and 1993, incorporated by reference herein and in the Registration Statement, have been incorporated by reference in reliance on the reports of KPMG Peat Marwick LLP, independent accountants, incorporated by reference herein and in the Registration Statement, given on the authority of said firm as experts in accounting and auditing. The financial statements of certain other entities, incorporated by reference herein and in the Registration Statement, have been incorporated by reference in reliance on the reports of KPMG Peat Marwick LLP, Wertheim & Company, King Griffin & Adamson P.C., Coopers & Lybrand L.L.P., Mann Frankfort Stein & Lipp, P.C., Pinsker, Goldberg & Company and Pannell Kerr Forster PC, as the case may be, independent accountants, incorporated by reference herein and in the Registration Statement, given on the authority of said firms as experts in accounting and auditing.

    Any financial statements and schedules hereafter incorporated by reference in the Registration Statement of which this Prospectus is a part that have been audited and are the subject of a report by independent accountants will be so incorporated by reference in reliance upon such reports and upon the authority of such firms as experts in accounting and auditing to the extent covered by consents filed with the Securities and Exchange Commission.

PROSPECTUS
                                  $600,000,000

                                     [LOGO]
                                  COMMON STOCK
                                PREFERRED STOCK
                                DEBT SECURITIES
                                    WARRANTS
                                ----------------

    CapStar Hotel Company ("CapStar" or the "Company") may offer from time to time, together or separately, (i) shares of its Common Stock ("Common Stock"),
(ii) shares of its Preferred Stock ("Preferred Stock"), (iii) debt securities consisting of notes, debentures or other evidences of indebtedness in one or more series ("Debt Securities"), and (iv) warrants or other rights to purchase Common Stock, Preferred Stock, Debt Securities or any combination thereof, as may be designated by the Company at the time of the offering ("Warrants") in amounts, at prices and on terms to be determined at the time of the offering. In addition, certain stockholders of the Company (collectively, the "Selling Stockholders") may offer from time to time up to 1,285,650 shares of Common Stock in amounts, at prices and on terms to be determined at the time of the offering. The Common Stock, Preferred Stock, Debt Securities and Warrants are collectively referred to as the "Securities."
    The Securities may be offered in separate series or issuances at an aggregate initial public offering price not to exceed $600,000,000 or, if applicable, the equivalent thereof in other currencies, at prices and on terms to be determined at the time or times of offering.
    The specific terms of the Securities with respect to which this Prospectus is being delivered are set forth in the accompanying Prospectus Supplement and include, where applicable, (i) in the case of Common Stock, the number of shares, the initial public offering price and whether the shares are being sold by the Company or Selling Stockholders; (ii) in the case of Preferred Stock, the number of shares, the specific title, the aggregate amount, any dividend (including the method of calculating payment of dividends), seniority, liquidation, redemption, voting and other rights, any terms for any conversion or exchange into other Securities, any listing on a securities exchange, the initial public offering price and any other terms; (iii) in the case of Debt Securities, the specific designation, aggregate principal amount, ranking as senior debt ("Senior Securities") or subordinated debt ("Subordinated Securities"), purchase price, maturity, rate (or method of calculation thereof) and time of payment of interest, if any, any conversion or exchange provisions, any redemption provisions, any subordination provisions and any other specific terms of the Debt Securities offered hereby not set forth herein under the caption "Description of Debt Securities" in this Prospectus, and any listing thereof on a securities exchange; and (iv) in the case of Warrants, the designation and number, the issue price, the exercise price, any listing of the Warrants or the underlying Securities on a securities exchange and any other terms in connection with the offering, sale and exercise of the Warrants.
                             ---------------------

    The Common Stock is listed on the New York Stock Exchange ("NYSE"), under the symbol "CHO." Any Common Stock sold pursuant to a Prospectus Supplement will be listed on the NYSE, subject to official notice of issuance.
                             ---------------------
THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
     EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE
          SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
          COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS
             PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS
                             A CRIMINAL OFFENSE.
                             ---------------------
    FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED IN CONNECTION WITH AN INVESTMENT IN THE SECURITIES, SEE "RISK FACTORS" COMMENCING ON PAGE 4.
    Any statement contained in this Prospectus will be deemed to be modified or superseded by any inconsistent statement contained in the accompanying Prospectus Supplement.

September 10, 1997

                             AVAILABLE INFORMATION

    The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and, in accordance therewith, files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information can be inspected and copied at the public reference facilities maintained by the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Commission's regional offices located at Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511 and 7 World Trade Center, Suite 1300, New York, New York 10048. Copies of such materials can also be obtained at prescribed rates from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549. Such materials can also be inspected on the Internet at http://www.sec.gov. The Common Stock is listed on the NYSE, and reports, proxy statements and other information concerning the Company can be inspected at the offices of the NYSE, 20 Broad Street, New York, New York 10005.

    The Company has filed a Registration Statement on Form S-3 (the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act"). This Prospectus omits certain of the information contained in the Registration Statement, and reference is hereby made to the Registration Statement and to the exhibits relating thereto for further information with respect to the Company and the Securities offered hereby. Any statements contained herein concerning the provisions of any document are not necessarily complete, and in each instance reference is made to the copy of such document filed as an exhibit to the Registration Statement or otherwise filed with the Commission. Each such statement is qualified in its entirety by such references.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

    The Company hereby incorporates by reference into this Prospectus (i) the Company's Annual Report on Form 10-K for the year ended December 31, 1996; (ii) the Company's Quarterly Reports on Form 10-Q for the quarters ended March 31, 1997 and June 30, 1997; (iii) the Company's Current Reports on Form 8-K filed December 31, 1996, as amended, April 4, 1997, July 30, 1997, as amended, August 13, 1997, September 2, 1997, September 8, 1997 and September 9, 1997; and (iv) the description of the Company's Common Stock contained in the Company's Registration Statement on Form 8-A (Commission File No. 1-12017) filed August 2, 1996.

    All documents subsequently filed by the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act, prior to the termination of the offering made hereby, shall be deemed incorporated by reference in this Prospectus and to be a part of this Prospectus from the date of the filing of such reports.

    Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein, or in any subsequently filed document which also is or is deemed to be incorporated by reference herein, modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

    Any person receiving a copy of this Prospectus may obtain, without charge, upon written or oral request, a copy of any of the documents incorporated by reference herein, except for the exhibits to such documents (other than the exhibits expressly incorporated in such documents by reference). Requests should be directed to: CapStar Hotel Company, 1010 Wisconsin Avenue, N.W., Suite 650, Washington, D.C. 20007, (202) 965-4455, Attention: John Emery, Corporate Secretary.

                                  THE COMPANY

    UNLESS THE CONTEXT OTHERWISE REQUIRES, REFERENCES HEREIN TO "CAPSTAR" OR THE "COMPANY" INCLUDE CAPSTAR HOTEL COMPANY AND ITS SUBSIDIARIES (INCLUDING THE COMPANY'S SUBSIDIARY OPERATING PARTNERSHIPS, THROUGH WHICH THE COMPANY OPERATES ALL OF ITS BUSINESSES).

    CapStar Hotel Company owns and manages hotels throughout the United States and Canada. As of September 9, 1997, CapStar owned and/or managed 69 hotels with 15,449 rooms (the "Hotels"). Of the Hotels, the Company owned and managed 41 upscale, full-service hotels with 10,521 rooms (the "Owned Hotels") and managed an additional 28 hotels owned by third parties with 4,928 rooms (the "Managed Hotels"). The Owned Hotels are located in markets that have recently experienced strong economic growth, including Albuquerque, Atlanta, Charlotte, Chicago, Cleveland, Dallas, Denver, Houston, Los Angeles, Salt Lake City, Seattle and Washington, D.C. The Owned Hotels include hotels operated under nationally recognized brand names such as Hilton-Registered Trademark-, Sheraton-Registered Trademark-, Westin-Registered Trademark-, Marriott-Registered Trademark-, Doubletree-Registered Trademark- and Embassy Suites-Registered Trademark-. The Company's business strategy is to acquire hotel properties with the potential for cash flow growth and to renovate, reposition and operate each hotel according to a business plan specifically tailored to the characteristics of the hotel and its market.

    As a fully integrated owner and manager, CapStar intends to capitalize on its management experience and expertise by continuing to make opportunistic acquisitions of full-service hotels, securing additional management contracts and improving the operating performance of the Hotels. The Company's senior management team, with significant lodging industry experience, has successfully managed hotels in all segments of the lodging industry, with particular emphasis on upscale, full-service hotels. Since the inception of the Company's management business in 1987, the Company has achieved consistent revenue and portfolio growth, even during periods of relative industry weakness. The Company attributes its management success to its ability to analyze each hotel as a unique property and identify those particular cash flow growth opportunities which each hotel presents. The Company's principal operating objectives are to generate higher revenue per available room and to increase net operating income while providing its hotel guests with high-quality service and value.

    The Company's principal executive offices are located at 1010 Wisconsin Avenue, N.W., Suite 650, Washington, DC 20007, and its telephone number is (202) 965-4455.

                                  RISK FACTORS

    IN ADDITION TO THE OTHER INFORMATION SET FORTH ELSEWHERE OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS, PROSPECTIVE INVESTORS SHOULD CAREFULLY CONSIDER THE FOLLOWING RISK FACTORS PRIOR TO PURCHASING THE SECURITIES OFFERED HEREBY. THIS PROSPECTUS CONTAINS FORWARD-LOOKING STATEMENTS WHICH INVOLVE RISKS AND UNCERTAINTIES. THE COMPANY'S ACTUAL RESULTS COULD DIFFER MATERIALLY FROM THOSE ANTICIPATED IN THESE FORWARD-LOOKING STATEMENTS AS A RESULT OF CERTAIN FACTORS, INCLUDING THOSE SET FORTH IN THE FOLLOWING RISK FACTORS AND ELSEWHERE IN THIS PROSPECTUS.

SUBSTANTIAL LEVERAGE AND DEBT SERVICE OBLIGATIONS

    As of September 9, 1997, the Company's outstanding indebtedness (including current portion) was $454.4 million.

    The degree to which the Company is leveraged could have important consequences, including: (i) the Company's ability to obtain additional financing in the future for working capital, capital expenditures, acquisitions or general corporate purposes may be impaired; (ii) a substantial portion of the Company's cash flow from operations may be dedicated to the payment of principal and interest on its indebtedness, thereby reducing the funds available to the Company for its operation; (iii) certain of the Company's debt instruments contain financial and other restrictive covenants, including those restricting the incurrence of additional indebtedness, the creation of liens, the payment of dividends and sales of assets; (iv) the Company may be hindered in its ability to adjust rapidly to changing market conditions; and (v) the Company's substantial degree of leverage could make it more vulnerable in the event of a downturn in general economic conditions or in its business. The Company's ability to satisfy its obligations will be dependent upon its future performance, which is subject to prevailing economic conditions and financial, business and other factors, including factors beyond the Company's control. There can be no assurance that the Company's operating cash flow will be sufficient to meet its debt service requirements or to repay its obligations at maturity or that the Company will be able to refinance its indebtedness at maturity.

RISKS ASSOCIATED WITH THE LODGING INDUSTRY

    OPERATING RISKS. The Company's business is subject to all of the operating risks inherent in the lodging industry. These risks include the following: changes in general and local economic conditions; cyclical overbuilding in the lodging industry; varying levels of demand for rooms and related services; competition from other hotels, motels and recreational properties; changes in travel patterns; the recurring need for renovations, refurbishment and improvements of hotel properties; changes in governmental regulations that influence or determine wages, prices and construction and maintenance costs; and changes in interest rates and the availability of credit. Demographic, geographic or other changes in one or more of the Company's markets could impact the convenience or desirability of the sites of certain hotels, which would in turn affect the operations of those hotels. In addition, due to the level of fixed costs required to operate full-service hotels, certain significant expenditures necessary for the operation of hotels generally cannot be reduced when circumstances cause a reduction in revenue.

    COMPETITION IN THE LODGING INDUSTRY. The lodging industry is highly competitive. There is no single competitor or small number of competitors of the Company that are dominant in the industry. The Hotels operate in areas that contain numerous competitors, many of which have substantially greater resources than the Company. Competition in the lodging industry is based generally on location, room rates and range and quality of services and guest amenities offered. New or existing competitors could significantly lower rates or offer greater conveniences, services or amenities or significantly expand, improve or introduce new facilities in markets in which the Hotels compete, thereby adversely affecting the Company's operations.

    SEASONALITY. The lodging industry is seasonal in nature. Generally, hotel revenues are greater in the second and third quarters than in the first and fourth quarters. This seasonality can be expected to cause quarterly fluctuations in the revenues of the Company. Quarterly earnings also may be adversely affected by events beyond the Company's control, such as extreme weather conditions, economic factors and other considerations affecting travel.

    FRANCHISE AGREEMENTS. Certain of the Owned Hotels are operated pursuant to existing franchise or license agreements (the "Franchise Agreements"). The Franchise Agreements generally contain specific standards for, and restrictions and limitations on, the operation and maintenance of a hotel in order to maintain uniformity within the franchisor system. Those limitations may conflict with the Company's philosophy of creating specific business plans tailored to each hotel and to each market. Such standards are often subject to change over time, in some cases at the discretion of the franchisor, and may restrict a franchisee's ability to make improvements or modifications to a hotel without the consent of the franchisor. In addition, compliance with such standards could require a franchisee to incur significant expenses or capital expenditures. In connection with changing the franchise affiliation of an Owned Hotel or a subsequently acquired hotel, the Company may be required to incur significant expenses or capital expenditures. The Franchise Agreements covering the Owned Hotels expire or terminate, without specified renewal rights, at various times and have differing remaining terms. As a condition to renewal, the Franchise Agreements frequently contemplate a renewal application process, which may require substantial capital improvements to be made to the hotel.

RISKS ASSOCIATED WITH EXPANSION

    COMPETITION FOR EXPANSION OPPORTUNITIES. The Company competes for the acquisition of hotels with entities that have substantially greater financial resources than the Company. The Company believes that, as a result of the downturn experienced by the lodging industry from the late 1980s through the early 1990s and the significant number of foreclosures and bankruptcies created thereby, the prices for many hotels have for several years been at historically low levels and often well below the cost to build new hotels. The recent economic recovery in the lodging industry and the resulting increase in funds available for hotel acquisitions may cause additional investors to enter the hotel acquisition market, which may in turn cause hotel acquisition costs to increase and the number of attractive hotel acquisition opportunities to decrease.

    FAILURE TO CONSUMMATE ACQUISITIONS. From time to time, the Company enters into contracts to acquire additional hotels and in the future may enter into contracts to acquire other hotels as well. There can be no assurance that the Company will be able to consummate the acquisition of any such hotels. Failure to consummate such acquisitions could affect the Company's ability to implement its acquisition strategy.

    INTEGRATION RISKS. To successfully implement its acquisition strategy, the Company must be able to continue to successfully integrate new hotels into its existing operations. For the twelve months ended September 9, 1997, the Company acquired 29 hotels. The Company expects to continue to grow through the acquisition of additional hotels. The consolidation of functions and integration of departments, systems and procedures of the new hotels with the Company's existing operations presents a significant management challenge, and the failure to integrate new hotels into the Company's management and operating structures could have a material adverse effect on the results of operations and financial condition of the Company. There can be no assurance that the Company will be able to achieve operating results in its new hotels comparable to the historical performance of its hotels.

RISKS ASSOCIATED WITH OWNING REAL ESTATE

    As of September 9, 1997, the Company owned 41 hotels. Accordingly, the Company will be subject to varying degrees of risk generally incident to the ownership of real estate. These risks include, among other things, changes in national, regional and local economic conditions, changes in local real estate market conditions, changes in interest rates and in the availability, cost and terms of financing, the potential for uninsured casualty and other losses, the impact of present or future environmental legislation and adverse changes in zoning laws and other regulations. Many of these risks are beyond the control of the Company.

In addition, real estate investments are relatively illiquid, resulting in a limited ability of the Company to vary its portfolio of hotels in response to changes in economic and other conditions.

HOTEL RENOVATION RISKS

    The renovation of hotels involves risks associated with construction and renovation of real property, including the possibility of construction cost overruns and delays due to various factors (including the inability to obtain regulatory approvals, inclement weather, labor or material shortages and the unavailability of construction and permanent financing) and market or site deterioration after acquisition or renovation. Any unanticipated delays or expenses in connection with the renovation of hotels could have an adverse effect on the results of operations and financial condition of the Company.

SUBSTANTIAL RELIANCE ON KEY PERSONNEL

    The Company will place substantial reliance on the lodging industry knowledge and experience and the continued services of its senior management, led by Paul W. Whetsell and David E. McCaslin. The Company's future success and its ability to manage future growth depend in large part upon the efforts of these persons and on the Company's ability to attract and retain other highly qualified personnel. Competition for such personnel is intense, and there can be no assurance that the Company will be successful in attracting and retaining such personnel. The loss of services of Messrs. Whetsell or McCaslin or the Company's inability to attract and retain other highly qualified personnel may adversely affect the results of operations and financial condition of the Company. The Company currently has employment agreements with Messrs. Whetsell and McCaslin for terms of three years each expiring in December 1999, which contain certain non-compete clauses.

POTENTIAL FOR CONFLICTS OF INTEREST

    Mr. Whetsell and Mr. McCaslin and entities owned by them own, directly or indirectly, certain leasehold and minority equity interests in certain of the Managed Hotels. Mr. Whetsell and Mr. McCaslin exercise management control over the entities that own certain of these Managed Hotels (the "Affiliated Owners") through their ownership of certain entities which serve as general partners of the Affiliated Owners. Such interests were acquired prior to the Company's formation.

    Conflicts may arise in the future between the Company and the Affiliated Owners with respect to certain Management Agreements (as defined below) between the Company and such Affiliated Owners. These conflicts may arise in connection with the exercise of any rights or the conduct of any negotiations to extend, renew, terminate or amend such agreements. There can be no assurance that such conflicts will be resolved in favor of the Company. Transactions involving the Company and the Affiliated Owners will be passed on for the Company by a majority of the Company's non-employee, independent directors.

    Although none of the Managed Hotels owned by Affiliated Owners now competes with the Owned Hotels, the Company may in the future acquire a hotel in a market in which a hotel owned by an Affiliated Owner now operates.

    Under the terms of their employment agreements, Messrs. Whetsell and McCaslin are prohibited from acquiring any additional interests in hotels or hotel management companies while they serve as officers of the Company.

TERMINATION OF MANAGEMENT AGREEMENTS

    The Company operates the Managed Hotels pursuant to third party management agreements (the "Management Agreements") with the owners of such Managed Hotels. The Management Agreements have remaining terms ranging from one month to nine years. Substantially all of the Management Agreements permit the owners of the Managed Hotels to terminate such agreements prior to the stated expiration dates if the applicable hotel is sold, and several of the Management Agreements permit the owners of the Managed Hotels to terminate such agreements prior to the stated expiration date without cause or by reason of the failure of the applicable hotel to obtain specified levels of performance. The early termination of the Management Agreements or the inability of the Company to negotiate renewals of Management Agreements upon the expiration of their stated terms would have an adverse impact on the revenues received by the Company from its management business.

ENVIRONMENTAL RISKS

    Under various federal, state and local environmental laws, ordinances and regulations, a current or previous owner or operator of real property may be liable for the costs of removal or remediation of hazardous or toxic substances on, under or in such property. Such laws often impose liability whether or not the owner or operator knew of, or was responsible for, the presence of such hazardous or toxic substances. In addition, the presence of contamination from hazardous or toxic substances, or the failure to properly remediate such contaminated property, may adversely affect the owner's ability to sell or rent such real property or to borrow using such real property as collateral. Persons who arrange for the disposal or treatment of hazardous or toxic substances may also be liable for the costs of removal or remediation of such substances at the disposal or treatment facility, whether or not such facility is or ever was owned or operated by such person. The operation and removal of certain underground storage tanks are also regulated by federal and state laws. In connection with the ownership and operation of the Hotels, the Company could be held liable for the costs of remedial action with respect to such regulated substances and storage tanks and claims related thereto. Activities have been undertaken to close or remove storage tanks located on the property of two of the Owned Hotels.

    As of September 9, 1997, all of the Owned Hotels had undergone Phase I environmental site assessments ("Phase Is"), which generally provide a physical inspection and database search but not soil or groundwater analyses, by a qualified independent environmental engineer within approximately the prior 12 months. Phase Is identify potential sources of contamination for which the Owned Hotels may be responsible and to assess the status of environmental regulatory compliance. The Phase Is have not revealed any environmental liability or compliance concerns that the Company believes would have a material adverse effect on the Company's results of operation or financial condition, nor is the Company aware of any such liability or concerns.

    In addition, the Owned Hotels have been inspected to determine the presence of asbestos. Federal, state and local environmental laws, ordinances and regulations also require abatement or removal of certain asbestos-containing materials ("ACMs") and govern emissions of and exposure to asbestos fibers in the air. Limited quantities of ACMs are present in various building materials such as sprayed-on ceiling treatments, roofing materials or floor tiles at the Owned Hotels. Operations and maintenance programs for maintaining such ACMs have been or are in the process of being designed and implemented, or the ACMs have been scheduled to be or have been abated, at such hotels. Based on third party environmental assessments and due diligence investigations recently conducted by the Company and its lenders, the Company believes that the presence of ACMs in its Owned Hotels will not have a material adverse effect on the Company's results of operations or financial condition. However, there can be no assurance that this will be the case. Any liability resulting from non-compliance or other claims relating to environmental matters could have a material adverse effect on the Company's results of operations or financial condition.

GOVERNMENTAL REGULATION

    A number of states regulate the licensing of hotels and restaurants, including liquor license grants, by requiring registration, disclosure statements and compliance with specific standards of conduct. The Company believes that it is substantially in compliance with these requirements. Managers of hotels are also subject to laws governing their relationship with hotel employees, including minimum wage requirements, overtime, working conditions and work permit requirements. Compliance with, or changes in, these laws could reduce the revenue and profitability of the Owned Hotels and could otherwise adversely affect the Company's results of operations or financial condition.

    Under the Americans with Disabilities Act (the "ADA"), all public accommodations are required to meet certain requirements related to access and use by disabled persons. These requirements became effective in 1992. Although significant amounts have been and continue to be invested in ADA required upgrades to the Owned Hotels, a determination that the Company is not in compliance with the ADA could result in a judicial order requiring compliance, imposition of fines or an award of damages to private litigants. The Company is likely to incur additional costs of complying with the ADA; however, such costs are not expected to have a material adverse effect on the Company's results of operations or financial condition.

ABSENCE OF PUBLIC MARKET FOR THE DEBT SECURITIES AND WARRANTS

    All of the Securities when issued will be a new issue of securities with no established trading market, other than the Common Stock, which is listed on the NYSE. Any Common Stock sold pursuant to a Prospectus Supplement will be listed on the NYSE, subject to official notice of issuance. Any underwriters to whom Securities are sold by the Company for public offering and sale may make a market in such Securities, but such underwriters will not be obligated to do so and may discontinue any market making at any time without notice. No assurance can be given as to the liquidity of the secondary market for any such Securities.

                                USE OF PROCEEDS

    Except as set forth in an accompanying Prospectus Supplement, the net proceeds from the sale of the Securities by the Company will be applied for general corporate purposes, which may include the repayment of indebtedness outstanding from time to time, the financing of future acquisitions, the improvement of hotels owned by the Company and other general corporate purposes. The Company will not receive any proceeds from the sale of shares of Common Stock by the Selling Stockholders.

                       RATIO OF EARNINGS TO FIXED CHARGES

    The following table sets forth the ratio of earnings to fixed charges for the Company and its consolidated subsidiaries for each of the periods indicated. To date, the Company has not issued any Preferred Stock; therefore, the ratios of earnings to combined fixed charges and preferred stock dividends are the same as the ratios of earnings to fixed charges set forth below.

                                                                         YEAR ENDED DECEMBER 31,                      SIX MONTHS
                                                      -------------------------------------------------------------      ENDED
                                                        1992(1)      1993(1)      1994(1)       1995        1996     JUNE 30, 1997
                                                      -----------  -----------  -----------  ----------  ----------  -------------
Ratio of earnings to fixed charges(2)...............      --           --           --            1.05x       1.46x      2.68x

------------------------

(1) Prior to 1995, the Company's predecessor entities had no fixed charges and therefore the ratio of earnings to fixed charges was not applicable.

(2) For purposes of computing the ratios of earnings to fixed charges, earnings consist of income before minority interest, income tax expense and extraordinary items plus fixed charges (excluding capitalized interest and preferred distributions to minority interest). Fixed charges represent interest incurred (including capitalized interest), amortization of debt expense, preferred distributions to minority interest and the portion of rental expense on operating leases deemed to be the equivalent of interest.

                              SELLING STOCKHOLDERS

    The following table sets forth the names of the Selling Stockholders, the number of shares of Common Stock which may be deemed to be beneficially owned by each Selling Stockholder as of the date hereof and the maximum number of shares which may be offered by each Selling Stockholder.

                                                                                          NUMBER OF     MAXIMUM
                                                                                           SHARES      NUMBER OF
                                                                                         BENEFICIALLY SHARES TO BE
                                  SELLING STOCKHOLDER                                       OWNED       OFFERED
---------------------------------------------------------------------------------------  -----------  ------------
The Equitable Life Assurance Society of the United States(1)...........................     467,339       467,339
Overseas Assets Holdings, Inc.(1)......................................................     172,654       172,654
Umpawaug Corporation(1)................................................................     113,931       113,931
Xerox Credit Corporation(1)............................................................      98,575        98,575
Mitsui Nevitt Capital Corporation(1)...................................................      92,201        92,201
Wells Fargo & Co.(1)...................................................................      59,144        59,144
The Bank of New York Company, Inc.(1)..................................................      56,595        56,595
David G. Offensend(2)(3)...............................................................      61,949        40,000
Paribas North America, Inc.(1).........................................................      39,430        39,430
Neuville Company, Inc.(1)..............................................................      35,177        35,177
Anthony P. Scotto(2)(3)................................................................      36,405        27,023
John Hancock Mutual Life Insurance Company(1)..........................................      25,387        25,387
Fort Worth Zoological Association......................................................      18,134        18,134
Peter G. Mulvihill(2)(3)...............................................................      16,646        12,717
Oak Hill Partners, Inc.(3).............................................................      12,132        12,132
R. David Andrews(2)(3).................................................................       8,752         8,752
Oak Hill Investment Partners, L.P.(2)(3)...............................................       3,685         3,685
Nicholas Orum(2)(3)....................................................................       1,404         1,404
OHP EquiStar, L.P.(3)..................................................................         800           800
OHP EquiStar II, L.P.(3)...............................................................         570           570
                                                                                         -----------  ------------
    Total..............................................................................   1,320,910     1,285,650
                                                                                         -----------  ------------
                                                                                         -----------  ------------

------------------------

(1) Such Selling Stockholder is a limited partner of both Acadia Partners, L.P., a principal stockholder of the Company, and Penobscot Partners, L.P., and received such shares in a liquidating distribution from Acadia Partners, L.P. and Penobscot Partners, L.P. immediately prior to the date hereof.

(2) Such Selling Stockholder is a limited partner of OHP EquiStar, L.P., and received such shares in a liquidating distribution from OHP EquiStar, L.P. immediately prior to the date hereof.

(3) Daniel L. Doctoroff, a director of the Company, is a principal stockholder of Oak Hill Partners, Inc. Bradford E. Bernstein, a director of the Company, is a principal of Oak Hill Partners, Inc. Oak Hill Partners, Inc. is the general partner of OHP EquiStar, L.P. and OHP EquiStar II, L.P. Oak Hill Partners, Inc. is also the investment advisor to Acadia Partners, L.P.

                          DESCRIPTION OF CAPITAL STOCK

    The authorized capital stock of the Company consists of 49,000,000 shares of Common Stock, par value $.01 per share, and 25,000,000 shares of Preferred Stock. As of September 9, 1997, there were 18,907,821 shares of Common Stock and no shares of Preferred Stock outstanding.

COMMON STOCK

    VOTING RIGHTS. The Company's Certificate of Incorporation provides that holders of Common Stock are entitled to one vote per share on all matters submitted to a vote of stockholders. The stockholders are not entitled to vote cumulatively for the election of directors.

    DIVIDENDS. Each share of Common Stock is entitled to receive dividends if, as and when declared by the Board of Directors. Under Delaware law, a corporation may declare and pay dividends out of surplus, or if there is no surplus, out of net profits for the fiscal year in which the dividend is declared and/or the preceding year. No dividends may be declared, however, if the capital of the corporation has been diminished by depreciation in the value of its property, losses or otherwise to an amount less than the aggregate amount of capital represented by any issued and outstanding stock having a preference on the distribution of assets.

    OTHER RIGHTS. Stockholders of the Company have no preemptive or other rights to subscribe for additional shares. Subject to any rights of the holders of any Preferred Stock that may be issued subsequent to the date of this Prospectus, all holders of Common Stock are entitled to share equally on a share-for-share basis in any assets available for distribution to stockholders on liquidation, dissolution or winding up of the Company. No shares of Common Stock are subject to redemption or a sinking fund. All outstanding shares of Common Stock are fully paid and nonassessable.

PREFERRED STOCK

    The Company's Board is authorized to issue, without further authorization from stockholders, up to 25,000,000 shares of Preferred Stock in one or more series and to determine, at the time of creating each series, the distinctive designation of, and the number of shares in, the series, its dividend rate, the number of votes, if any, for each share of such series, the price and terms on which such shares may be redeemed, the terms of any applicable sinking fund, the amount payable upon liquidation, dissolution or winding up, the conversion rights, if any, and such other rights, preferences and priorities of such series as the Board may be permitted to fix under the laws of the State of Delaware as in effect at the time such series is created. The issuance of Preferred Stock could adversely affect the voting power of the holders of Common Stock and could have the effect of delaying, deferring or preventing a change in control of the Company.

SECTION 203 OF THE DELAWARE LAW

    Section 203 of the Delaware General Corporation Law (the "Delaware Law") prohibits publicly held Delaware corporations from engaging in a "business combination" with an "interested stockholder" for a period of three years following the date of the transaction in which the person or entity became an interested stockholder, unless (i) prior to such date, either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder is approved by the Board, (ii) upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the outstanding voting stock of the corporation (excluding for this purpose certain shares owned by persons who are directors and also officers of the corporation and by certain employee benefit plans) or (iii) on or after such date the business combination is approved by the Board and by the affirmative vote (and not by written consent) of at least 66 2/3% of the outstanding voting stock which is not owned by the interested stockholder. For the purposes of Section

203, a "business combination" is broadly defined to include mergers, asset sales and other transactions resulting in a financial benefit to the interested stockholder. An "interested stockholder" is a person who, together with affiliates and associates, owns (or within the immediately preceding three years did own) 15% or more of the corporation's voting stock.

REGISTRATION RIGHTS

    The Company has entered into registration rights agreements with (i) persons receiving shares of Common Stock in connection with the Company's initial formation and (ii) parties receiving units of limited partnership interest in its subsidiary operating partnerships as consideration for the acquisition of certain of the Owned Hotels which, under certain circumstances, may be converted into Common Stock (the "Registration Rights Agreements"), pursuant to which the Company has agreed (with certain limitations) to register for sale any shares of Common Stock that are held by the parties thereto (collectively, the "Registrable Securities"). The Registration Rights Agreements provide that any holder of Registrable Securities may require the Company to register such Registrable Securities for sale (a "Demand Registration"), provided that the total amount of Registrable Securities to be included in the Demand Registration has a market value of at least $10.0 million and provided that notice is not given prior to six months after the effective date of a previous Demand Registration. If Registrable Securities are going to be registered by the Company pursuant to a Demand Registration, the Company must provide written notice to the other holders of Registrable Securities and permit them to include any or all Registrable Securities that they hold in the Demand Registration, provided that the amount of Registrable Securities requested to be registered may be limited by the underwriters in an underwritten offering based on such underwriters' determination that inclusion of the total amount of Registrable Securities requested for registration would materially and adversely affect the success of the offering. Certain management-controlled entities that received shares in connection with the Company's initial formation have a one-time right to require the Company to register the Registrable Securities that they hold in connection with the distribution of the Registrable Securities to their members or in connection with a resale of such shares. In order to demand any such registration the market value of the securities to be sold by such entities must be at least $2.0 million.

    The Registration Rights Agreements also provide that, with certain limited exceptions, in the event the Company proposes to file a registration statement with respect to an offering of any class of equity securities the Company will offer the holders of Registrable Securities the opportunity to register the number of Registrable Securities they request to include (the "Piggyback Registration"), provided that the amount of Registrable Securities requested to be registered may be limited by the underwriters in an underwritten offering based on such underwriters' determination that inclusion of the total amount of Registrable Securities requested for registration would materially and adversely affect the success of the offering. The Company is generally required to pay all of the expenses of Demand Registrations and Piggyback Registrations, other than underwriting discounts and commissions.

TRANSFER AGENT AND REGISTRAR

    The Company has appointed The First National Bank of Boston as the transfer agent and registrar for the Common Stock.

                         DESCRIPTION OF DEBT SECURITIES

GENERAL

    The Senior Securities will be issued under one or more indentures dated as of a date prior to the first issuance of Senior Securities, as supplemented from time to time (the "Senior Indenture"), between the Company and a trustee to be named in the applicable Prospectus Supplement (the "Senior Trustee"), and the Subordinated Securities will be issued under an indenture to be dated as of a date prior to the first issuance of Subordinated Securities, as supplemented from time to time (the "Subordinated Indenture"), between the Company and a trustee to be named in the applicable Prospectus Supplement (the "Subordinated Trustee"). The term "Indenture" as used herein refers to either the Senior Indenture or the Subordinated Indenture, as appropriate, and the term "Trustee" as used herein refers to either the Senior Trustee or the Subordinated Trustee, as appropriate. The Indentures will be subject to and governed by the Trust Indenture Act of 1939, as amended (the "Trust Indenture Act"). The statements made under this heading relating to the Debt Securities and the Indentures are summaries of the anticipated provisions thereof, do not purport to be complete and are qualified in their entirety by reference to the Debt Securities and Indentures.

    The Debt Securities will be direct, unsecured obligations of the Company. The indebtedness represented by the Senior Securities will rank equally with all other unsecured and unsubordinated indebtedness of the Company. The indebtedness represented by the Subordinated Securities will be subordinated in right of payment to the prior payment in full of senior indebtedness of the Company as described under "--Subordination" below. The Debt Securities may be issued from time to time in one or more series. A supplemental indenture to the applicable Indenture (a "Supplemental Indenture") will be entered into by the Company and the applicable Trustee with respect to the issuance of each series of Debt Securities, which will set forth the terms and provisions of such series of Debt Securities. Reference is made to the Prospectus Supplement relating to the Debt Securities being offered for the specific terms thereof, including: (i) the title of such Debt Securities and whether they are Senior Securities or Subordinated Securities; (ii) any limit on the aggregate principal amount of such Debt Securities; (iii) the date or dates (or manner of determining the same) on which the principal of such Debt Securities will be payable; (iv) the rate or rates (or manner of determining the same) at which such Debt Securities will bear interest, if any, and the date or dates from which such interest will accrue; (v) the dates (or the manner of determining the same) on which such interest will be payable, the record dates for such interest payment dates (or the manner of determining the same), the persons to whom such interest will be payable and the basis upon which interest will be calculated; (vi) the place or places where the principal of and any premium and interest on such Debt Securities will be payable; (vii) the period or periods, if any, within which, and the price or prices at which, such Debt Securities may be redeemed, in whole or in part, at the option of the Company; (viii) any mandatory or optional sinking fund or analogous provisions; (ix) the denominations in which any Debt Securities will be issuable; (x) the currency or currency units, if other than currency of the United States, in which payment of the principal of and any premium or interest on such Debt Securities will be payable, and the terms and conditions of any elections that may be made available with respect thereto;
(xi) any index or formula used to determine the amount of payments of principal of and any premium or interest on such Debt Securities; (xii) whether the Debt Securities are to be issued in whole or in part in the form of one or more global securities ("Global Securities") and, if so, the identity of the depositary, if any, for such Global Securities; (xiii) the terms and conditions, if any, pursuant to which such Debt Securities are convertible into or exchangeable for Common Stock or other securities; (xiv) the applicability of the provisions described in "--Defeasance" below; (xv) any subordination provisions applicable to such Debt Securities in addition to or different than those described under "--Subordination" below; (xvi) any addition to, or modification or deletion of, any Events of Default (as defined in the applicable Indenture) or covenants with respect to such Debt Securities, including without limitation the amount to be specified in connection with clause (v) under "--Events of Default" below; and (xvii) any other terms of the Debt Securities.

    The Debt Securities may be issued at a discount from their stated principal amount. Certain federal income tax considerations and other special considerations applicable to any Debt Security issued with original issue discount (an "Original Issue Discount Security") will be described in an applicable Prospectus Supplement.

    If the purchase price of any Debt Securities is denominated, or any premium or interest on Debt Securities is payable, in a foreign currency, the restrictions, elections, general tax considerations, specific terms and other information with respect to such issue of Debt Securities and such foreign currency will be set forth in an applicable Prospectus Supplement.

    Unless otherwise indicated in an applicable Prospectus Supplement, (i) the Debt Securities will be issued only in fully registered form in denominations of $1,000 or integral multiples thereof and (ii) payment of principal, premium (if any) and interest on the Debt Securities will be payable, and the exchange, conversion and transfer of Debt Securities will be registerable, at the office or agency of the Company maintained for such purposes and at any other office or agency maintained for such purpose. No service charge will be made for any registration of transfer or exchange of the Debt Securities, but the Company may require payment of a sum sufficient to cover any tax or other governmental charge imposed in connection therewith.

CERTAIN COVENANTS IN THE INDENTURES

    EXISTENCE. Except as permitted as described under "--Limitations on Merger and Certain Other Transactions," the Company will be required to preserve and keep in full force its existence, charter rights, statutory rights and franchises, except to the extent that failure to do so would not have a material adverse effect on the business, assets, financial condition or results of operations of the Company (a "Material Adverse Effect"), except that the Company will not be required to preserve any right or franchise if it determines that the preservation is no longer desirable in the conduct of its business.

    MAINTENANCE OF PROPERTIES. The Company will be required to cause all properties used in its business to be maintained and kept in good condition, repair and working order, except to the extent that the failure to do so would not have a Material Adverse Effect, except that the Company will not be required to continue the operation or maintenance of any such property or be prevented from disposing of such property if the Company determines that such discontinuance or disposal is desirable in the conduct of its business.

    PAYMENT OF TAXES AND OTHER CLAIMS. The Company will be required to pay and discharge, before the same become delinquent, (i) all taxes, assessments and governmental charges levied or imposed upon the Company or its properties and
(ii) all claims that if unpaid would result in a lien on its property and have a Material Adverse Effect, unless the same is being contested by proper proceedings.

    ADDITIONAL COVENANTS. Any additional covenants applicable to any series of Debt Securities will be described in an applicable Prospectus Supplement.

EVENTS OF DEFAULT

    Each Indenture will provide that certain events will constitute Events of Default with respect to the Debt Securities, which Events of Default may include the following: (i) default in the payment of the principal of, or premium, if any, on, the Debt Security when it becomes due and payable; (ii) default in the payment of any interest on the Debt Security when it becomes due and payable, and continuance of such default for a period of 30 calendar days; (iii) default in the making of any sinking fund payment as and when due by the terms of the Debt Securities; (iv) default in the performance, or breach, of any other covenant or warranty of the Company in such Indenture (other than a covenant included in such Indenture solely for the benefit of a series of Debt Securities other than that series) and continuance of such default for a period of 90 calendar days after written notice thereof has been given to the Company as provided in such Indenture; (v) certain events of bankruptcy, insolvency or reorganization involving the Company; and (vi) any other Event of Default provided with respect to Debt Securities of that series. Pursuant to the Trust Indenture Act, the applicable Trustee will be required, within 90 calendar days after the occurrence of a default under the applicable Indenture, to give to the holders of the Debt Securities notice of all such uncured defaults known to it (except that, in the case of a default in the performance of any covenant of the character contemplated in clause (iv) of the preceding sentence, no such notice to holders of the Debt Securities of such series will be given until at least 30 calendar days after the occurrence thereof), except that, other than in the case of a default of the character contemplated in clause (i), (ii) or (iii) of the preceding sentence, the applicable Trustee may withhold such notice if and so long as it in good faith determines that the withholding of such notice is in the interest of the holders of the Debt Securities.

    If an Event of Default occurs and is continuing, either the applicable Trustee or the holders of at least 25% in principal amount of the Debt Securities of that series by notice as provided in the applicable Indenture may declare the principal amount (or, if the Debt Securities are Original Issue Discount Securities, such portion of the principal amount as may be specified in the terms of that series) of all Debt Securities of that series to be due and payable immediately. However, at any time after a declaration of acceleration with respect to Debt Securities has been made, but before a judgment or decree based on such acceleration has been obtained, the holders of a majority in principal amount of the Debt Securities of that series may, under certain circumstances, rescind and annul such acceleration. See "--Modification and Waiver" below. If an Event of Default under clause (v) of the immediately preceding paragraph occurs, then the principal of and premium, if any, and accrued interest on the Debt Securities will become immediately due and payable without any declaration or other act on the part of the applicable Trustee of any holder of the Debt Securities.

    An Indenture may provide that, subject to the duty of the applicable Trustee thereunder during an Event of Default to act with the required standard of care, such Trustee will be under no obligation to exercise any of its rights or powers under the applicable Indenture at the request or direction of any of the holders of the Debt Securities, unless such holders have offered to such Trustee reasonable security or indemnity. Subject to certain provisions, including those requiring security or indemnification of the applicable Trustee, the holders of a majority in principal amount of the Debt Securities of any series will have the right to direct the time, method and place of conducting any proceeding for any remedy available to such Trustee, or exercising any trust or power conferred on such Trustee, with respect to the Debt Securities of that series.

    No holder of a Debt Security will have any right to institute any proceeding with respect to the applicable Indenture or for any remedy thereunder unless such holder has previously given to the applicable Trustee written notice of a continuing Event of Default and unless the holders of at least 25% in aggregate principal amount of the outstanding Debt Securities of the same series have also made written request, and offered reasonable indemnity, to such Trustee to institute such proceeding as trustee, and such Trustee has received from the holders of a majority in aggregate principal amount of the outstanding Debt Securities of the same series a direction inconsistent with such request and has failed to institute such proceeding within 60 calendar days. However, such limitations will not apply to a suit instituted by a holder of a Debt Security for enforcement of payment of the principal of and interest on such Debt Security on or after the respective due dates expressed in such Debt Security.

    The Company will be required to furnish to each Trustee annually a statement as to the performance by the Company of its obligations under the applicable Indenture and as to any default in such performance thereunder.

    Any additional Events of Default with respect to Debt Securities, and any variations from the foregoing Events of Default, will be described in an applicable Prospectus Supplement.

MODIFICATION AND WAIVER

    Modifications and amendments of an Indenture may be made by the Company and the applicable Trustee with the consent of the holders of not less than a majority in aggregate principal amount of the Debt Securities series affected thereby, except that no such modification or amendment may, without the consent of the holder of each Debt Security affected thereby, (i) change the stated maturity of, or any installment of principal of, or interest on, any Debt Security; (ii) reduce the principal amount of, the rate of interest on, or the premium, if any, payable upon the redemption of, any Debt Security; (iii) reduce the amount of principal of an Original Issue Discount Security payable upon acceleration of the maturity thereof; (iv) change the place or currency of payment of principal of, or premium, if any, or interest on, any Debt Security;
(v) impair the right to institute suit for the enforcement of any payment on or with respect to any Debt Security on or after the stated maturity or prepayment date thereof; (vi) reduce the percentage in principal amount of Debt Securities of any series, the consent of the holders of which is required for modification or amendment of the applicable Indenture or for waiver of compliance with certain provisions of such Indenture or for waiver of certain defaults; or (vii) in the case of the Subordinated Indenture, modify any of the provisions relating to the subordination of the Subordinated Securities in a manner adverse to the holders thereof.

    The holders of at least a majority in aggregate principal amount of the Debt Securities of any series may on behalf of the holders of all Debt Securities of that series waive compliance by the Company with certain covenants of the applicable Indenture. The holders of not less than a majority in principal amount of the Debt Securities of any series may, on behalf of the holders of all Debt Securities of that series, waive any past default under the applicable Indenture with respect to that series, except a default in the payment of the principal of, or premium, if any, or interest on, any Debt Security of that series or in respect of a provision which under such Indenture cannot be modified or amended without the consent of the holder of each Debt Security of that series affected thereby.

DEFEASANCE

    An Indenture may provide that the Company may elect either (i) to defease and be discharged from any and all obligations with respect to the Debt Securities of any series pursuant to such Indenture, except for the obligation to pay additional amounts, if any, upon the occurrence of certain events of tax, assessment or governmental charge with respect to payments on such Debt Securities and the obligations to register the transfer or exchange of such Debt Securities, to replace temporary or mutilated, destroyed, lost or stolen Debt Securities and to maintain an office or agency in respect of such Debt Securities and to hold moneys for payment in trust or (ii) to be released from its obligations with respect to such Debt Securities under certain sections of such Indenture (including the restrictions described under "--Certain Covenants in the Indentures") and, if provided pursuant to such Indenture, its obligations with respect to any other covenant, and any failure to comply with such obligations will not constitute an Event of Default with respect to such Debt Securities if, in either case, the Company irrevocably deposits with the applicable Trustee, in trust, money or direct obligations of the United States for the payment of which the full faith and credit of the United States is pledged or obligations of an agency or instrumentality of the United States the payment of which is unconditionally guaranteed as a full faith and credit obligation by the United States, which, in either case, are not callable at the issuer's option ("U.S. Government Obligations") or certain depositary receipts therefor that through the payment of interest thereon and principal thereof in accordance with their terms will provide money in an amount sufficient to pay all the principal of and premium, if any, and any interest on, the Debt Securities on the dates such payments are due in accordance with the terms of such Debt Securities. Such defeasance may be effected only if, among other things, (a) no Event of Default or event which with the giving of notice or lapse of time, or both, would become an Event of Default under the applicable Indenture has occurred and is continuing on the date of such deposit, (b) no Event of Default described under clause (v) under "--Events of Default" above or event that with the giving of notice or lapse of time, or both, would become an Event of Default described under such clause (v) has occurred and is continuing at any time on or prior to the 90th calendar day following such date of deposit, (c) in the event of defeasance under clause (i) above, the Company has delivered an opinion of counsel, stating that (1) the Company has received from, or there has been published by, the Internal Revenue Service a ruling or (2) since the date of the applicable Indenture there has been a change in applicable federal law, in either case to the effect that, the holders of the Debt Securities will not recognize gain or loss for United States federal income tax purposes as a result of such deposit or defeasance and will be subject to United States federal income tax in the same manner as if such defeasance had not occurred and (d) in the event of defeasance under clause (ii) above, the Company has delivered an opinion of counsel to the effect that, among other things, the holders of the Debt Securities will not recognize gain or loss for United States federal income tax purposes as a result of such deposit or defeasance and will be subject to United States federal income tax in the same manner as if such defeasance had not occurred. In the event the Company fails to comply with its remaining obligations under the applicable Indenture after a defeasance of such Indenture with respect to Debt Securities as described under clause (ii) above and the Debt Securities are declared due and payable because of the occurrence of any undefeased Event of Default, the amount of money and U.S. Government Obligations on deposit with the applicable Trustee may be insufficient to pay amounts due on the Debt Securities of such series at the time of the acceleration resulting from such Event of Default. However, the Company will remain liable in respect of such payments.

SATISFACTION AND DISCHARGE

    The Company may be permitted under the applicable Indenture to discharge certain obligations to holders of Debt Securities that have not already been delivered to the Trustee for cancellation and that either have become due and payable or will become due and payable within one year (or scheduled for redemption within one year) by irrevocably depositing with the Trustee, in trust, funds in such currency in which such Debt Securities are payable in an amount sufficient to pay the entire indebtedness on such Debt Securities in respect of principal, and premium, if any and interest to the date of such deposit (if such Debt Securities have become due and payable) or to the stated maturity or redemption date, as the case may be.

SUBORDINATION

    Upon any distribution of assets of the Company upon the dissolution, winding up, liquidation or reorganization of the Company, the payment of the principal of (and premium, if any) and interest on the Subordinated Securities will be subordinated to the extent provided in the Subordinated Indenture in right of payment to the prior payment in full of all senior indebtedness, including Senior Securities, but the obligation of the Company to make payment of principal (and premium, if any) or interest on the Subordinated Securities will not otherwise be affected. No payment on account of principal (or premium, if any), sinking fund or interest may be made on the Subordinated Securities at any time when there is a default in the payment of principal, premium, if any, sinking fund or interest on senior indebtedness. In the event that, notwithstanding the foregoing, any payment by the Company described in the foregoing sentence is received by the Subordinated Trustee under the Subordinated Indenture or the holders of any of the Subordinated Securities before all senior indebtedness is paid in full, such payment or distribution will be paid over to the holders of such senior indebtedness or on their behalf for application to the payment of all senior indebtedness remaining unpaid until all such senior indebtedness has been paid in full, after giving effect to any concurrent payment or distribution to the holders of such senior indebtedness. Subject to payment in full of senior indebtedness, the holders of the Subordinated Securities will be subrogated to the rights of the holders of the senior indebtedness to the extent of payments made to the holders of such senior indebtedness out of the distributive share of the Subordinated Securities.

    By reason of such subordination, in the event of a distribution of assets upon insolvency, certain general creditors of the Company may recover more, ratably, than holders of the Subordinated Securities.

A Subordinated Indenture may provide that the subordination provisions thereof will not apply to money and securities held in trust pursuant to the satisfaction and discharge and the legal defeasance provisions of the Subordinated Indenture.

    If this Prospectus is being delivered in connection with the offering of a series of Subordinated Securities, the accompanying Prospectus Supplement or the information incorporated by reference therein will set forth the approximate amount of senior indebtedness outstanding as of a recent date.

LIMITATIONS ON MERGER AND CERTAIN OTHER TRANSACTIONS

    An Indenture may provide that, prior to the satisfaction and discharge of the Company's obligations to holders of Debt Securities, the Company may not consolidate with or merge with or into any other person, or transfer all or substantially all of its properties and assets to another person, unless (i) either (a) the Company is the continuing or surviving person in such a consolidation or merger or (b) the person (if other than the Company) formed by such consolidation or into which the Company is merged or to which all or substantially all of the properties and assets of the Company are transferred (the Company or such other person being referred to as the "Surviving Person") is a corporation organized and validly existing under the laws of the United States, any state thereof or the District of Columbia, and expressly assumes, by an indenture supplement, all the obligations of the Company under the Debt Securities and the applicable Indenture and (ii) immediately after the transaction and the incurrence or anticipated incurrence of any indebtedness to be incurred in connection therewith, no Event of Default exists. The Surviving Person will succeed to and be substituted for the Company with the same effect as if it had been named in the applicable Indenture as a party thereto, and thereafter the predecessor corporation will be relieved of all obligations and covenants under such Indenture and the Debt Securities.

CONVERSION RIGHTS

    The terms and conditions, if any, on which Debt Securities being offered are convertible into Common Stock or other Securities of the Company will be set forth in an applicable Prospectus Supplement relating thereto. Such terms will include the conversion price, the conversion period, provisions as to whether conversion will be at the option of the holder or the Company, the events requiring an adjustment of the conversion price and provisions affecting conversion in the event of the redemption of such Debt Securities.

GLOBAL SECURITIES

    The Debt Securities may be issued in whole or in part in the form of one or more Global Securities that will be deposited with, or on behalf of, a depositary or its nominee identified in an applicable Prospectus Supplement. In such a case, one or more Global Securities will be issued in a denomination or aggregate denominations equal to the portion of the aggregate principal amount of the Debt Securities to be represented by such Global Securities. The specific terms of the depositor arrangement with respect to Debt Securities to be represented by a Global Security will be described in an applicable Prospectus Supplement.

                            DESCRIPTION OF WARRANTS

    The Company may issue Warrants for the purchase of Common Stock, Debt Securities, Preferred Stock or any combination thereof. Warrants may be issued independently or together with any other Securities offered in an applicable Prospectus Supplement and may be attached to or separate from such Securities. Warrants may be issued under warrant agreements (each, a "Warrant Agreement") to be entered into between the Company and a warrant agent specified in the applicable Prospectus Supplement (the "Warrant Agent"). The Warrant Agent will act solely as an agent of the Company in connection with the Warrants of a particular series and will not assume any obligation or relationship of agency or trust for or with any holders or beneficial owners of Warrants. The following sets forth certain general terms and provisions of Warrants which may be offered. Further terms of the Warrants and the applicable Warrant Agreement will be set forth in an applicable Prospectus Supplement.

    The applicable Prospectus Supplement will describe the terms of the Warrants in respect of which the Prospectus is being delivered, including, where applicable, the following: (i) the title of such Warrants; (ii) the aggregate number of such Warrants; (iii) the price or prices at which such Warrants will be issued; (iv) the designation, number and terms of the Common Stock, Preferred Stock, Debt Securities, or combination thereof, purchasable upon exercise of such Warrants; (v) the designation and terms of the other Securities, if any, with which such Warrants are issued and the number of such Warrants issued with each such Security; (vi) the date, if any, on and after which such Warrants and the related underlying Securities will be separately transferable; (vii) the price at which each underlying Security purchasable upon exercise of such Warrants may be purchased; (viii) the date on which the right to exercise such Warrants will commence and the date on which such right will expire; (ix) the minimum amount of such Warrants which may be exercised at any one time; (x) information with respect to book-entry procedures, if any; (xi) a discussion of any applicable federal income tax considerations; (xii) the amount of Warrants outstanding; (xiii) provision for changes to or adjustments in the exercise price; and (xiv) any other terms of such Warrants, including terms, procedures and limitations relating to the transferability, exchange and exercise of such Warrants.

                              PLAN OF DISTRIBUTION

    The Company and the Selling Stockholders may sell the Securities in any one or more of the following ways: (i) through one or more underwriters, (ii) through one or more dealers or agents (which may include one or more underwriters), (iii) directly to one or more purchasers, or (iv) through an exchange distribution in accordance with the rules of such exchange, including the NYSE, or in transactions in the over-the-counter market.

    The distribution of the Securities may be effected from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. In connection with the sale of the Securities, underwriters, dealers and agents may receive compensation from the Company, the Selling Stockholders or purchasers of the Securities in the form of discounts, concessions or commissions. Underwriters, dealers and agents who participate in the distribution of the Securities may be deemed to be underwriters, and any discounts or commissions received by them from the Company or the Selling Stockholders and any profit on the resale of Securities by them may be deemed to be underwriting discounts and commissions under the Securities Act. Any such underwriter, dealer or agent will be identified and any such compensation received from the Company or the Selling Stockholders will be described in an applicable Prospectus Supplement. Any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time.

    Under agreements which may be entered into by the Company and the Selling Stockholders, underwriters, dealers and agents who participate in the distribution of the Securities may be entitled to indemnification by the Company or the Selling Stockholders against certain liabilities, including under the Securities Act, or contribution from the Company or the Selling Stockholders to payments which the underwriters, dealers or agents may be required to make in respect thereof. The underwriters, dealers and agents may engage in transactions with, or perform services for, the Company and the Selling Stockholders in the ordinary course of business.

    All of the Securities when issued will be a new issue of securities with no established trading market, other than the Common Stock, which is listed on the NYSE. Any Common Stock sold pursuant to a Prospectus Supplement will be listed on the NYSE, subject to official notice of issuance. Any underwriters to whom Securities are sold by the Company for public offering and sale may make a market in such

Securities, but such underwriters will not be obligated to do so and may discontinue any market making at any time without notice. No assurance can be given as to the liquidity of the secondary market for any such Securities.

                                 LEGAL MATTERS

    The validity of the Securities offered hereby has been passed upon for the Company by Paul, Weiss, Rifkind, Wharton & Garrison, New York, New York.

                                    EXPERTS

    The Company's financial statements as of December 31, 1996 and 1995, and for the years then ended, and the supplemental schedule and the financial statements of CapStar Management as of December 31, 1994, and for the years ended December 31, 1994 and 1993, incorporated by reference herein and in the Registration Statement, have been incorporated by reference in reliance on the reports of KPMG Peat Marwick LLP, independent accountants, incorporated by reference herein and in the Registration Statement, given on the authority of said firm as experts in accounting and auditing. The financial statements of certain other entities, incorporated by reference herein and in the Registration Statement, have been incorporated by reference in reliance on the reports of KPMG Peat Marwick LLP, Wertheim & Company, King Griffin & Adamson P.C., Coopers & Lybrand L.L.P. and Mann Frankfort Stein & Lipp, P.C., as the case may be, independent accountants, incorporated by reference herein and in the Registration Statement, given on the authority of said firms as experts in accounting and auditing.

    Any financial statements and schedules hereafter incorporated by reference in the Registration Statement of which this Prospectus is a part that have been audited and are the subject of a report by independent accountants will be so incorporated by reference in reliance upon such reports and upon the authority of such firms as experts in accounting and auditing to the extent covered by consents filed with the Commission.

               SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

    Certain statements in this Prospectus constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performances or achievements of the Company to be materially different from any future results, performances or achievements expressed or implied by such forward-looking statements. Such factors include, among other things, the following: the ability of the Company to successfully implement its acquisition strategy and operating strategy; the Company's ability to manage rapid expansion; changes in economic cycles; competition from other hospitality companies; and changes in the laws and government regulations applicable to the Company.

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    No dealer, salesperson or any other person has been authorized to give any information or to make any representations other than those contained in this Prospectus Supplement or the Prospectus and, if given or made, such information or representations must not be relied upon as having been authorized by the Company or any of the Underwriters. Neither this Prospectus Supplement nor the Prospectus constitutes an offer of any securities other than those to which it relates or an offer to sell, or a solicitation of an offer to buy, to any person in any jurisdiction where such an offer or solicitation would be unlawful. Neither the delivery of this Prospectus Supplement or the Prospectus nor any sale made hereunder shall, under any circumstances, create any implication that the information contained herein is correct as of any time subsequent to its date.

                            ------------------------

                               TABLE OF CONTENTS

                                                    PAGE
                                                  ---------
                   PROSPECTUS SUPPLEMENT

Prospectus Summary..............................        S-1
Risk Factors....................................        S-7
Use of Proceeds.................................        S-8
Price Range of Common Stock.....................        S-8
Dividend Policy.................................        S-8
Capitalization..................................        S-9
Selected Financial and Other Data...............       S-10
Unaudited Pro Forma Condensed Consolidated
  Financial Statements..........................       S-12
Business and Properties.........................       S-16
Description of the Notes........................       S-25
Certain United States Federal Income Tax
  Considerations................................       S-36
Underwriting....................................       S-38
Legal Matters...................................       S-39
Experts.........................................       S-39

                   PROSPECTUS

Available Information...........................          2
Incorporation of Certain Documents by
  Reference.....................................          2
The Company.....................................          3
Risk Factors....................................          4
Use of Proceeds.................................          9
Ratio of Earnings to Fixed Charges..............          9
Selling Stockholders............................         10
Description of Capital Stock....................         11
Description of Debt Securities..................         13
Description of Warrants.........................         18
Plan of Distribution............................         19
Legal Matters...................................         20
Experts.........................................         20
Special Note Regarding Forward-Looking
  Statements....................................         20

                                  $125,000,000

                                     [LOGO]

                            % Convertible Subordinated
                                 Notes due 2004

                              --------------------
                             PROSPECTUS SUPPLEMENT
                                         , 1997
                             ----------------------

                                LEHMAN BROTHERS
                                 BT ALEX. BROWN
                              GOLDMAN, SACHS & CO.
                              MERRILL LYNCH & CO.
                             MONTGOMERY SECURITIES
                               SMITH BARNEY INC.

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